Use these links to rapidly review the document

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-218330

Preliminary Prospectus Supplement
Subject to Completion, dated June 5, 2017

PROSPECTUS SUPPLEMENT
(to Prospectus dated May 30, 2017)

$

Nokia Corporation

$            % Notes due 20
$            % Notes due 20

          We are offering $            aggregate principal amount of        % notes due 20    (the "20    notes") and $        aggregate principal amount of        % notes due 20    (the "20    notes" and, together with the 20    notes, the "notes"). We will pay interest on the notes on        and         of each year, beginning on            , 2017.

          Unless previously redeemed, the 20    notes will mature on            , 20    and the 20    notes will mature on            , 20    . We may redeem any series of the notes, in whole or in part, at any time and from time to time at our election, upon certain notice, at the redemption prices set forth herein. See "Description of the Notes—Optional Redemption."

          The notes are unsecured and will rank equally with all of Nokia Corporation's other unsecured and unsubordinated indebtedness from time to time outstanding. We may redeem the notes in whole or in part at any time and from time to time at the make-whole redemption price set forth in this prospectus supplement. In addition, we may redeem the notes in whole if certain tax events occur as described in this prospectus supplement. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

          The notes will not be listed on any securities exchange. There is currently no public market for the notes.

          Pursuant to an offer to purchase and consent solicitation memorandum dated May 30, 2017, we have commenced tender offers and Alcatel-Lucent USA Inc. has commenced a solicitation of consents from the holders of the ALU Notes (as defined below) to amend the ALU Indenture (as defined below) to remove certain covenants and certain events of default (the "Tender Offers and Consent Solicitation"). We are conducting tender offers for any and all of the $300,000,000 6.50% Debentures due January 15, 2028 (the "2028 Notes") and the $1,360,000,000 6.45% Debentures due March 15, 2029 (the "2029 Notes," and together with the 2028 Notes, the "ALU Notes") issued by Alcatel-Lucent USA Inc., and an aggregate principal amount of our outstanding $1,000,000,000 5.375% Notes due May 15, 2019 (the "2019 Notes") such that the total amount payable by us for all tendered notes accepted for purchase pursuant to the Tender Offer (excluding any accrued interest) is no greater than a cash spend amount equal to $1,500,000,000 (the "Maximum Acceptance Amount"). The ALU Notes were initially issued by Lucent Technologies Inc. (the predecessor to Alcatel-Lucent USA Inc., our wholly-owned subsidiary) pursuant to an indenture dated April 1, 1996 (the "ALU Indenture"). This offering of notes is not conditioned upon completion of the Tender Offers and Consent Solicitation.

          Neither the U.S. Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          Investment in the notes involves certain risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement and on page 67 of Nokia Corporation's Annual Report on Form 20-F for the year ended December 31, 2016 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Per 20 Note	Total	Per 20 Note	Total

Initial public offering price(1)%	$	%	$

Underwriting discount(2)%	$	%	$

Proceeds, before expenses, to Nokia Corporation(1)(2)%	$	%	$

(1)
Plus accrued interest, if any, from            , 2017, if settlement occurs after that date.

(2)
See "Underwriting" beginning on page S-37 of this prospectus supplement for additional information regarding underwriting compensation.

          The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company ("DTC") for the accounts of its direct and indirect participants (including Euroclear S.A./N.V. ("Euroclear"), as operator of the Euroclear System, and Clearstream Banking, société anonyme ("Clearstream, Luxembourg")), on or about                                    , 2017.

Joint Book-Runners

Barclays	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Prospectus Supplement dated                , 2017

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part constitutes this prospectus supplement, which describes the terms of the notes that we are currently offering. The second part constitutes the accompanying prospectus, which provides more general information, some of which may not apply to the notes that we are currently offering. Generally, the term "prospectus" refers to both parts combined. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

        You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since such date.

        In this prospectus supplement, any reference to "we," "us," "our," "the Company," "the Group," "the Nokia Group" or "Nokia" means Nokia Corporation and its consolidated subsidiaries (including Alcatel Lucent S.A. or "Alcatel Lucent") and generally to Nokia's Continuing operations, except where we separately specify that the term means Nokia Corporation or a particular subsidiary or business segment only or our Discontinued operations.

        In this prospectus supplement, references to "EUR," "euro" or "€" are to the common currency of the European Economic and Monetary Union and references to "dollars," "USD" or "$" are to the currency of the United States.

        The notes are being offered only for sale in jurisdictions where it is lawful to make such offers. Offers and sales of the notes are subject to restrictions in relation to each Member State of the European Economic Area, the United Kingdom, Canada, Hong Kong, Japan and Singapore, details of which are set out in the section entitled "Underwriting." The distribution of this prospectus supplement and the offering of the notes in certain other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement should inform themselves about and observe any such restrictions. This prospectus supplement does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page S-37 of this prospectus supplement.

LIMITATION ON ENFORCEMENT OF UNITED STATES LAWS AGAINST US, OUR MANAGEMENT AND OTHERS

        We are a Finnish corporation. Most of our directors and a majority of our executive officers (and certain experts named in this prospectus supplement or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets are located outside the United States. Consequently, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions

S-ii

located outside the United States or in actions for enforcement of judgments of U.S. courts, liabilities predicated solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We have filed with the SEC a registration statement (the "Registration Statement") on Form F-3 (No. 333-218330) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the notes offered by this prospectus supplement. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus omit certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to us or the notes, please refer to the Registration Statement, including its exhibits and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, we file annual reports with, and furnish periodic reports and other information to, the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file or furnish at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the notes:

  •
  our annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 23, 2017;

  •
  the audited annual consolidated financial statements and auditor's report of Alcatel Lucent at December 31, 2015 and which can be found at pages 207 to 305 (inclusive) and page 208, respectively, of Alcatel Lucent's annual report on Form 20-F/A for the year ended December 31, 2015, filed with the SEC on May 2, 2016;

  •
  our Report on Form 6-K filed with the SEC on May 18, 2017;

  •
  our two Reports on Form 6-K filed with the SEC on May 23, 2017;

  •
  our Report on Form 6-K filed with the SEC on May 30, 2017;

  •
  any future reports on Form 6-K that indicate they are incorporated into this prospectus supplement; and

  •
  any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, until we terminate our offerings of the notes.

        Our filings with the SEC, including our annual report on Form 20-F and reports on Form 6-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is located at

S-iii

http://www.nokia.com. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus supplement. You may request a copy of these filings at no cost by writing or telephoning us at our principal executive offices in the United States located at the following address:

  Nokia
  Investor Relations
  600-700 Mountain Avenue
  Murray Hill, NJ 07974
  USA
  Tel: +1 908 582 3000

FORWARD-LOOKING STATEMENTS

        We may from time to time make written or oral "forward-looking" statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements contained in filings with the SEC, in reports to shareholders and in press releases and investor Webcasts.

        It should be noted that certain statements herein which are not historical facts are forward-looking statements, including, without limitation, those regarding:

  •
  our ability to integrate Alcatel Lucent into our operations and achieve the targeted business plans and benefits, including targeted synergies in relation to the acquisition of Alcatel Lucent;

  •
  expectations, plans or benefits related to our strategies and growth management;

  •
  expectations, plans or benefits related to future performance of our businesses;

  •
  expectations, plans or benefits related to changes in organizational and operational structure;

  •
  expectations regarding market developments, general economic conditions and structural changes;

  •
  expectations and targets regarding financial performance, results, operating expenses, taxes, currency exchange rates, hedging, cost savings and competitiveness, as well as results of operations including targeted synergies and those related to market share, prices, net sales, income and margins;

  •
  timing of the deliveries of our products and services;

  •
  expectations and targets regarding collaboration and partnering arrangements, joint ventures or the creation of joint ventures, as well as our expected customer reach;

  •
  outcome of pending and threatened litigation, arbitration, disputes, regulatory proceedings or investigations by authorities;

  •
  expectations regarding restructurings, investments, uses of proceeds from transactions, acquisitions and divestments and our ability to achieve the financial and operational targets set in connection with any such restructurings, investments, divestments and acquisitions; and

  •
  statements preceded by or including "believe," "expect," "anticipate," "foresee," "sees," "target," "estimate," "designed," "aim," "plans," "intends," "focus," "continue," "project," "should," "will or similar expressions.

        These statements are based on management's best assumptions and beliefs in light of the information currently available to it. Because they involve risks and uncertainties, actual results may

S-iv

differ materially from the results that we currently expect. Factors, including risks and uncertainties that could cause these differences include, but are not limited to:

  •
  our ability to execute our strategy, sustain or improve the operational and financial performance of our business and correctly identify and successfully pursue business opportunities or growth;

  •
  our ability to achieve the anticipated benefits, synergies, cost savings and efficiencies of the acquisition of Alcatel Lucent, and our ability to implement our organizational and operational structure efficiently;

  •
  general economic and market conditions and other developments in the economies where we operate;

  •
  competition and our ability to effectively and profitably compete and invest in new competitive high-quality products, services, upgrades and technologies and bring them to market in a timely manner;

  •
  our dependence on the development of the industries in which we operate, including the cyclicality and variability of the information technology and telecommunications industries;

  •
  our global business and exposure to regulatory, political or other developments in various countries or regions, including emerging markets and the associated risks in relation to tax matters and exchange controls, among others;

  •
  our ability to manage and improve our financial and operating performance, cost savings, competitiveness and synergies after the acquisition of Alcatel Lucent;

  •
  our dependence on a limited number of customers and large multi-year agreements;

  •
  exchange rate fluctuations, as well as hedging activities;

  •
  the ability of our Nokia Technologies business group to protect its intellectual property rights ("IPR") and to maintain and establish new sources of patent licensing income and IPR-related revenues, particularly in the smartphone market;

  •
  our dependence on IPR technologies, including those that we have developed and those that are licensed to us, and the risk of associated IPR-related legal claims, licensing costs and restrictions on use;

  •
  our exposure to direct and indirect regulation, including economic or trade policies, and the reliability of our governance, internal controls and compliance processes to prevent regulatory penalties in our business or in our joint ventures;

  •
  our ability to identify and remediate material weaknesses in our internal control over financial reporting;

  •
  our reliance on third-party solutions for data storage and service distribution, which expose us to risks relating to security, regulation and cybersecurity breaches;

  •
  inefficiencies, breaches, malfunctions or disruptions of information technology systems;

  •
  Nokia Technologies' ability to generate net sales and profitability through licensing of the Nokia brand, particularly in digital media and digital health, and the development and sales of products and services, as well as other business ventures which may not materialize as planned;

  •
  our exposure to various legislative frameworks and jurisdictions that regulate fraud and enforce economic trade sanctions and policies, and the possibility of proceedings or investigations that result in fines, penalties or sanctions;

S-v

  •
  adverse developments with respect to customer financing or extended payment terms we provide to customers;

  •
  the potential complex tax issues, tax disputes and tax obligations we may face in various jurisdictions, including the risk of obligations to pay additional taxes;

  •
  our actual or anticipated performance, among other factors, which could reduce our ability to utilize deferred tax assets;

  •
  our ability to retain, motivate, develop and recruit appropriately skilled employees;

  •
  disruptions to our manufacturing, service creation, delivery, logistics and supply chain processes, and the risks related to our geographically-concentrated production sites;

  •
  the impact of litigation, arbitration, agreement-related disputes or product liability allegations associated with our business;

  •
  our ability to optimize our capital structure as planned and re-establish our investment grade credit rating or otherwise improve our credit ratings;

  •
  our ability to achieve targeted benefits from or successfully implement planned transactions, as well as the liabilities related thereto;

  •
  our involvement in joint ventures and jointly-managed companies;

  •
  the carrying amount of our goodwill may not be recoverable;

  •
  uncertainty related to the amount of dividends and equity return we are able to distribute to shareholders for each financial period;

  •
  pension costs, employee fund-related costs, and healthcare costs; and

  •
  risks related to undersea infrastructure,

as well as the risk factors specified in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement.

        Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. We do not undertake any obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

S-vi

SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision. Some of the statements in this "Summary" are forward-looking statements. Please refer to "Forward-Looking Statements" for more information regarding these statements.

Nokia

        We create the technology to connect the world. Powered by the research and innovation of Nokia Bell Labs, we serve communications service providers, governments, large enterprises and consumers with one of the industry's most complete end-to-end portfolio of products, services and licensing.

        Since the closing of the Alcatel Lucent acquisition in early January 2016 (the "Acquisition of Alcatel Lucent"), we have combined global leadership in mobile and fixed network infrastructure with the software, services and advanced technologies to serve customers in more than 100 countries around the world. We believe we are driving the transition to smart, virtual networks and connectivity by creating one single network for all services, converging mobile and fixed broadband, IP routing and optical networks, with the software and services to manage them. Our research scientists and engineers continue to invent new technologies that aim to transform the way people and things communicate and connect: 5G, ultra broadband access, IP and Software Defined Networking ("SDN"), Cloud applications, IoT and security platforms, data analytics, as well as sensors and imaging.

        In the year ended December 31, 2016, we delivered net sales of €23.6 billion. We continued to make significant targeted R&D investments with R&D expenditures equaling €4.9 billion in 2016.

        In 2016, we had sales in approximately 130 countries. We also have research and development ("R&D") facilities in Europe, North America and Asia, and at the end of 2016, we employed approximately 101,000 people.

        We have two businesses: Nokia's Networks business and Nokia Technologies. Within these two businesses, we had five business groups in 2016: Mobile Networks, Fixed Networks, IP/Optical Networks, and Applications & Analytics (all within our Networks business); and Nokia Technologies. Through our five business groups, we have a global presence with operations in Europe, the Middle East & Africa, Greater China, North America, Asia-Pacific and Latin America.

        We have three reporting segments: (i) Ultra Broadband Networks comprising Mobile Networks and Fixed Networks, (ii) IP Networks and Applications comprising IP/Optical Networks and Applications & Analytics (all within our Networks business), and (iii) Nokia Technologies. Following the changes to our organizational structure announced on March 17, 2017, Ultra Broadband Networks will be composed of the Mobile Networks, Global Services and Fixed Networks business groups and IP Networks and Applications will be composed of the IP/Optical Networks and Applications & Analytics business groups. Additionally, we report the results of other business activities that are not reportable segments, such as our undersea cables business, Alcatel-Lucent Submarine Networks ("ASN"), and our antenna systems business, Radio Frequency Systems ("RFS"), in aggregate. Both ASN and RFS are being managed as separate businesses.

        Our principal executive office in the United States is located at Nokia USA Inc., 200 S. Mathilda Avenue, Sunnyvale, CA 94086 and our telephone number is Tel: +1 908 582 3000. Nokia Corporation is a public limited liability company incorporated under the laws of the Republic of Finland.

 Summary Consolidated Financial Data

        The following table sets forth summary historical financial data as of and for each of the fiscal years ended December 31, 2014, 2015 and 2016 and as of and for the three months ended March 31, 2016 and 2017.

        The summary historical financial data set forth below as of December 31, 2015 and 2016 and for each of the years in the three-year period ended December 31, 2016 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement. On August 3, 2015 the Group announced the sale of the HERE Business to a consortium of leading automotive companies. Subsequent to the announcement, the Group has presented the HERE business as Discontinued operations. Financial data as of December 31, 2012, 2013, and 2014 and for each of the years in the two years ended December 31, 2012 and 2013 have been reclassified to reflect HERE as Discontinued operations.

        This data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and notes thereto and related "Operating and financial review and prospects" included in our annual report on Form 20-F for the year ended December 31, 2016. See "Where You Can Find More Information About Us." The audited consolidated financial statements from which the selected consolidated financial data set forth below have been derived were prepared in accordance with IFRS.

        We acquired Alcatel Lucent in January 2016; consequently the acquisition is reflected in the financial data presented as of and for the year ended December 31, 2016 only. Refer to Note 5, Acquisitions, of our consolidated financial statements included in our annual report on Form 20-F. For information on material trends affecting our business and results of operations, refer to "Operating and financial review and prospects—Principal industry trends affecting operations" in our annual report on Form 20-F.

        The audited consolidated financial statements from which the selected consolidated financial data set forth below have been derived were prepared in accordance with IFRS. For information on our critical accounting policies refer to Note 3, Use of estimates and critical accounting judgments, of our consolidated financial statements included in in our annual report on Form 20-F.

        The summary financial data set forth below as of March 31, 2017 and for each of the three month periods ended March 31, 2016 and 2017 are derived from the unaudited condensed consolidated financial information for those periods presented in our interim results for the quarter ended March 31, 2017, which are included in our Form F-3 filed on May 30, 2017. The financial information includes all normal and recurring adjustments considered necessary for the fair presentation of our financial condition and results of operations. Operating results for the three months ended March 31,

2017 are not necessarily indicative of the results that may be expected for the entire year or for any future period and should be read in conjunction with our annual financial statements.

	Year Ended December 31,					Three Months Ended March 31,		Year Ended December 31,
	2012	2013	2014	2015	2016	2016	2017	2016
	(EUR in millions, except per share data)					(EUR in millions, except per share data)		(USD in millions)(1)
From the consolidated income statement
Net sales from Continuing operations	14,298	11,795	11,762	12,499	23,614	5,511	5,378	26,044
Operating (loss)/profit from Continuing operations	(520)	672	1,414	1,697	(1,100)	(712)	(127)	(1,213)
(Loss)/profit before tax from Continuing operations	(877)	399	999	1,540	(1,369)	(813)	(282)	(1,510)
(Loss)/profit for the year from Continuing operations	(1,291)	128	2,718	1,194	(912)	(712)	(435)	(1,006)
(Loss)/profit from Discontinued operations	(2,495)	(867)	758	1,274	(15)	15	(15)	(17)
(Loss)/profit for the year	(3,786)	(739)	3,476	2,468	(927)	(697)	(450)	(1,022)
(Loss)/profit from Continuing operations attributable to equity holders of the parent	(580)	273	2,710	1,192	(751)	(623)	(473)	(828)
(Loss)/profit attributable to equity holders of the parent	(3,105)	(615)	3,462	2,466	(766)	(609)	(488)	(845)
Earnings per share (for profit/(loss) attributable to equity holders of the parent)
Basic earnings per share, EUR
From Continuing operations	(0.16)	0.07	0.73	0.32	(0.13)	(0.11)	(0.08)	(0.14)
From the (loss)/profit for the year	(0.84)	(0.17)	0.94	0.67	(0.13)	(0.11)	(0.09)	(0.14)
Diluted earnings per share, EUR
From Continuing operations	(0.16)	0.07	0.67	0.31	(0.13)	(0.11)	(0.08)	(0.14)
From the (loss)/profit for the year	(0.84)	(0.17)	0.85	0.63	(0.13)	(0.11)	(0.09)	(0.14)
Cash dividends per share, EUR	—	0.37	0.14	0.26	0.17	—	—	0.19
Average number of shares (millions of shares)
Basic	3,711	3,712	3,699	3,671	5,732	5,709	5,650	5,732
Diluted
Continuing operations	3,711	3,733	4,132	3,949	5,741	5,709	5,669	5,741
Group	3,711	3,712	4,132	3,949	5,741	5,709	5,669	5,741

(1)
For the year ended December 31, 2016, an average rate of €1.1029 per $1.0 has been used to translate the consolidated income statement line items. and an end of period rate of €1.0552 per $1.0 has been used to translate the consolidated statement of financial position items.

	December 31,					March 31,	December 31,
	2012	2013	2014	2015	2016	2017	2016
	(EUR in millions)					(EUR in millions)	(USD in millions)(1)
From the consolidated statement of financial position
Non-current assets	9,323	6,048	7,339	5,102	24,182	24,236	25,517
Cash and other liquid assets(2)	9,909	8,971	7,715	9,849	9,326	8,820	9,841
Other current assets	10,752	4,825	6,009	5,975	11,349	11,481	11,975
Assets held for sale and assets of disposal groups classified as held for sale	—	5,347	—	—	44	43	46

Total assets	29,984	25,191	21,063	20,926	44,901	44,581	47,380

Capital and reserves attributable to equity holders of the parent	7,937	6,468	8,611	10,503	20,094	19,369	21,203
Non-controlling interests	1,302	192	58	21	881	916	930
Long-term interest-bearing liabilities	5,087	3,286	2,576	2,023	3,657	4,106	3,859
Other non-current liabilities	2,002	1,067	2,530	1,988	7,664	7,476	8,087
Current borrowings	462	3,376	116	51	370	306	390
Other current liabilities	13,194	6,074	7,172	6,340	12,235	12,408	12,910
Liabilities of disposal groups classified as held for sale	—	4,728	—	—	—	—	—

Total shareholders' equity and liabilities	29,984	25,191	21,063	20,926	44,901	44,581	47,380

Net cash(3)	4,360	2,309	5,023	7,775	5,299	4,409	5,592
Share capital	246	246	246	246	246	246	260

(1)
For the year ended December 31, 2016, an end of period rate of €1.0552 per $1.0 has been used to translate the consolidated statement of financial position items.
(2)
Cash and other liquid assets consist of the following line items from our consolidated statement of financial position: cash and cash equivalents, available-for-sale investments, liquid assets and investments at fair value through profit and loss, liquid assets. Net interest-bearing liabilities consist of borrowings due within one year and long-term interest-bearing liabilities, less cash and other liquid assets.
(3)
Total cash and other liquid assets less long-term interest-bearing liabilities (including the current portion thereof) less short-term borrowings.

Other Financial Data

EUR million	Ultra Broadband Networks	IP Networks and Application	Nokia's Networks business	Nokia Technologies	Group Common and Other	Eliminations	Total	Unallocated	Nokia Total
Continuing operations 2016
Net sales	15,771	6,029	21,800	1,053	1,145	(53)	23,945	(331)	23,614
EBITDA	1,728	724	2,452	587	(297)	—	2,742	(2,230)	512
EBITDA %	11.0%	12.0%	11.2%	55.7%	(25.9)%	—	11.5%	—	2.2%

        We present EBITDA as a supplemental measure of our performance. We define EBITDA as net income (loss) from continuing operations plus (i) income tax (expense) / benefit (ii) financial income and expenses and (iii) depreciation and amortization. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of our results as reported under IFRS.

        Set forth below is a reconciliation of EBITDA to (Loss) Profit from continuing operations:

Continuing operations 2016 EUR million	Ultra Broadband Networks	IP Networks and Application	Nokia's Networks business	Nokia Technologies	Group Common and Other	Eliminations	Total	Unallocated	Nokia Total
EBITDA	1,728	724	2,452	587	(297)	—	2,742	(2,230)	512
Depreciation and amortization	(348)	(151)	(499)	(8)	(45)	—	(552)	(1,042)	(1,594)
Share of results of associated companies and joint ventures	(18)	—	(18)	—	—	—	(18)	—	(18)

Operating (loss)/profit	1,362	573	1,935	579	(342)	—	2,172	(3,272)	(1,100)
Share of results of associated companies and joint ventures	18	—	18	—	—	—	18	—	18
Financial income and expenses									(287)
Income tax (expense)/benefit									457

(Loss)/Profit from continuing operations									(912)

 The Offering

        The following is a brief summary of certain terms of the offering of the notes. It is not intended to be complete and it is subject to important limitations and exceptions. Accordingly, it may not contain all of the information that is important to you. For additional information regarding the notes, see "Description of the Notes."

Issuer	Nokia Corporation.
Amount of Notes Offered	$ aggregate principal amount of % notes due 20 , or the "20 notes"; and
$ aggregate principal amount of % notes due 20 , or the "20 notes."
We refer to the 20 notes and the 20 notes in this prospectus supplement collectively as the "notes."
Ranking	The notes will constitute unsecured and unsubordinated indebtedness of Nokia Corporation and will rank equally with all other unsecured and unsubordinated indebtedness of Nokia Corporation.
Maturity	for the 20 notes and for the 20 notes.
Interest Rate	% per annum for the 20 notes and % per annum for the 20 notes.
Regular Record Dates for Interest	The close of business on or (whether or not a business day) immediately preceding each interest payment date.
Interest Payment Dates	and , commencing , 2017.
Business Day

Any day, other than a Saturday or Sunday, which is not, in New York City, United States, Helsinki, Finland, or the place of payment of interest or principal, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Business Day Convention	Following.
Day Count Fraction	30/360.
Optional Redemption

We may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus, in the case of the 20      notes,            basis points and, in the case of the 20      notes,             basis points, plus, in each case, accrued interest thereon to the date of redemption. See "Description of the Notes—Redemption—Optional Redemption."

Redemption for Tax Reasons

In the event of various tax law changes and other limited circumstances that require us to pay additional amounts as described under "Description of the Notes—Redemption—Optional Tax Redemption," we may call the notes for redemption prior to maturity.

Payment of Additional Amounts

If we are required by the government of any jurisdiction in which we are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction to deduct or withhold taxes in respect of payment on the notes we will, subject to certain exceptions, pay additional amounts to holders of the notes, but may exercise our right to redeem the notes for tax reasons, as described above.

Covenants

The indenture relating to the notes contains covenants restricting our ability to amalgamate, reconstruct, consolidate or merge with another company or other legal entity, enter into sale and leaseback transactions, pledge our assets to secure certain borrowings and create or incur liens on our property. These restrictive covenants are described under the headings "Description of the Notes—Mergers and Similar Events" and "Description of the Notes—Covenants."

Book-Entry Issuance, Settlement and Clearance

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in certain limited circumstances. Settlement of the notes will occur through DTC in same-day funds. For information on DTC's book-entry system, see "Book-Entry, Delivery and Form."

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
Listing	We do not intend to list the notes on any securities exchange. The notes will be new securities for which there is currently no public market.
Sinking Fund	There is no sinking fund.
Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under "Description of the Notes—Satisfaction, Defeasance and Discharge."

Further Issuances

We may, at our option, at any time and without the consent of the then existing noteholders, issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and, possibly, the first interest payment date, the first interest accrual date and issue price) identical to any series of notes offered hereby; provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number and/or ISIN, as the case may be. These additional notes will be deemed to have been part of the same series as the notes offered hereby and will provide the holders of these additional notes the right to vote together with holders of the notes issued hereby.

Use of Proceeds

The net proceeds from the sale of the notes will be approximately $                , after the deduction of underwriting discounts and expenses payable by us estimated to be $                . We intend to use all or part of the net proceeds to finance the repurchase of the 2019 Notes, 2028 Notes and 2029 Notes that are validly tendered and accepted for purchase pursuant to the Tender Offers and Consent Solicitation. We intend to use any remaining amount of the net proceeds from the sale of the notes, including if the Tender Offers and Consent Solicitation is not consummated or the Maximum Acceptance Amount is changed, for general corporate purposes, including working capital requirements, repayment of other borrowings, capital expenditures, acquisitions and stock repurchases. See "Use of Proceeds."

Trustee and Paying Agent	The Bank of New York Mellon acting through its London branch.
Registrar	The Bank of New York Mellon.
Timing and Delivery

We expect that delivery of the notes will be made to investors on or about                , 2017, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors. See "Underwriting."

Risk Factors

You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under "Risk Factors" beginning on page S-9 of this prospectus supplement and under the heading "Risk Factors" on page 67 of our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement, for risks involved with an investment in the notes.

RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the risks, uncertainties and assumptions discussed under the caption "Risk Factors" beginning on page 67 of our annual report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference in this prospectus supplement, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider those risks, uncertainties and assumptions together with all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to an Investment in our Notes

The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes. Your right to receive payments on the notes is structurally subordinated to liabilities of our subsidiaries.

        We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness, including indebtedness of our subsidiaries. None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any existing or future indebtedness of our subsidiaries to the extent of the assets of such subsidiaries.

        The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See "Description of the Notes—Covenants." In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, could have the effect of diminishing our ability to make payments on the notes when due.

There may not be a liquid market for the notes.

        The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. We do not intend to list the notes on any securities exchange. We have been advised by the Underwriters that the Underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, holders of the notes may not be able to sell notes at a particular time or may not be able to sell notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors including:

  •
  the number of holders of the notes;

  •
  our ratings published by major credit rating agencies;

  •
  our financial performance;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes;

  •
  prevailing interest rates; and

  •
  the introduction of any financial transactions tax.

        Investors should be aware that the materialization of any of the above risks may adversely affect the value of the notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        The notes are our senior unsecured debt securities. Consequently, your receipt of all payments of interest and principal on the notes is dependent on our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term or on the maturity date of the notes. We may enter into transactions or restructurings that adversely affect our financial condition, operating results and cash flows. Consequently, all payments on the notes will be subject to our credit risk. Any actual or anticipated decline in Nokia Corporation's credit ratings, changes in the market's view of its creditworthiness or any increase in its credit spreads charged by the market for taking credit risk are likely to adversely affect the value of the notes prior to maturity and cause the liquidity of the notes to decline significantly.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors many of which are beyond our control.

Ratings for the notes may not reflect all risks of an investment in the notes.

        The notes will be rated by at least two nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

We may redeem your notes at our option, which may adversely affect your return.

        We may redeem the notes, in whole or in part, at our option at any time or from time to time at the applicable redemption prices described in this prospectus supplement. Prevailing interest rates at the time we redeem the notes may be lower than the interest rate on the notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the notes. See "Description of the Notes—Optional Redemption" for a more detailed description of the conditions under which we may redeem the notes.

We may redeem the notes for certain tax reasons.

        We may redeem the notes at any time in whole (but not in part) upon the occurrence of certain tax events, as more particularly described under "Description of the Notes—Optional Tax Redemption" below. Certain of such events may occur at any time after the issue date and it is therefore possible that we would be able to redeem the notes at any time after the issue date.

        If we redeem the notes in any of the circumstances mentioned above, you may not be able to reinvest the amounts received upon redemption at a rate that will provide the same rate of return as your investment in such notes.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        Unless and until definitive registered notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the registered holder, or their respective nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to The Bank of New York Mellon acting through its London branch (as paying agent for the notes), which will distribute payments to DTC. Thereafter, payments will be made by DTC to participants and then by such participants to indirect participants. After payment to DTC neither we, the trustee, the paying agent nor the security registrar will have any responsibility or liability of any aspect of the records related to, or payments of, interest, principal or other amounts to owners of book-entry interests.

        Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations or consents or requests for waivers or other actions from holders of the notes that we may choose to make in the future. Rather, owners of book-entry interests will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any such solicitations or requests for actions on a timely basis.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

        Nokia Corporation is organized under the laws of the Republic of Finland. A substantial portion of our assets are located outside the United States. In addition, most of the members of our Board of Directors and officers are residents of countries other than the United States. Consequently, it may be burdensome, costly or even impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Republic of Finland. See "Limitation on Enforcement of U.S. Laws Against Us, Our Management and Others."

 USE OF PROCEEDS

        The net proceeds from the sale of the notes will be approximately $            , after the deduction of underwriting discounts and expenses payable by us estimated to be $            . We intend to use all or part of the net proceeds to finance the repurchase of the 2019 Notes, 2028 Notes and 2029 Notes that are validly tendered and accepted for purchase pursuant to the Tender Offers and Consent Solicitation. We intend to use any remaining amount of the net proceeds from the sale of the notes, including if the Tender Offers and Consent Solicitation is not consummated or the Maximum Acceptance Amount is changed, for general corporate purposes, including working capital requirements, repayment of other borrowings, capital expenditures, acquisitions and stock repurchases.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for each of the five most recent fiscal years.

	Year ended December 31,					Three Months ended March 31,
	2012	2013	2014	2015	2016	2017(1)
	(EUR in millions, except for ratio)
Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	(876)	395	1,011	1,511	(1,387)	(273)

Fixed charges:
Interest expense(2)	271	334	212	148	276	57
Interest portion of rental expense(3)	119	80	51	54	114	27

Total fixed charges	391	413	262	202	390	84

Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges	(485)	808	1,273	1,713	(997)	(189)

Ratio of earnings to fixed charges	(1.24)	1.96	4.85	8.49	(2.56)	(2.24)

Fixed charge deficiency (millions of EUR)	876	—	—	—	1,387	273

(1)
Based on unaudited numbers.

(2)
Interest expense consists of interest expense on financial liabilities carried at amortized cost, net interest expense on derivatives not under hedge accounting, net interest on defined benefit pensions, and interest expense related to discontinued operations. Fixed charges exclude accrued interest cost on uncertain tax positions.

(3)
The interest portion of rental expense is based on one-third of annual rent expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest.

 CAPITALIZATION

        The following table sets forth our cash and other liquid assets, short-term debt and capitalization at March 31, 2017 on a historical basis and as adjusted to give effect to the notes offered hereby.

        You should read this table in conjunction with our financial statements and notes thereto and related "Operating and Financial Review and Prospects" included in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement.

	March 31, 2017
	Actual(1)	As adjusted		As adjusted
	(EUR in millions)			(USD in millions)(2)
Total cash and other liquid assets(3)	8,820		(4)		(4)

Short-term debt, including current portion of long-term debt(5)	306
Long-term debt:
6.750% notes due 2019	248
5.375% notes due 2019(6)	944
1.000% notes due 2021	498
2.000% notes due 2024	743
6.500% notes due 2028(6)	202
6.450% notes due 2029(6)	908
6.625% notes due 2039	474
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
Other long-term interest-bearing debt	89

Total long-term debt	4,106

Shareholders' Equity:
Capital and reserves attributable to equity holders of the parent	19,369
Non-controlling interests	916

Total Shareholders' Equity	20,286

Total Capitalization	24,698

(1)
Based on unaudited numbers. As of March 31, 2017, Nokia's borrowings were senior unsecured and were not guaranteed.

(2)
Amounts have been translated into USD using the EUR to USD exchange rate on March 31, 2017 of EUR1.0691 to USD1.00.

(3)
Total cash and other liquid assets consist of the following line items from our consolidated statement of financial position: cash and cash equivalents, available-for sale investments, liquid assets and investments at fair value through profit and loss, liquid assets.

(4)
Cash and other liquid assets as adjusted to reflect the proceeds of the offering of the notes after underwriting discount, but before expenses. See "Use of Proceeds" for the estimated net proceeds of the offering of the notes and "Underwriting" for the estimated expenses of the offering of the notes.

This table has not been adjusted to reflect the repurchase of the 2019 Notes, 2028 Notes and 2029 Notes that are validly tendered and accepted for purchase pursuant to the Tender Offers and Consent Solicitation.

(5)
Nokia has a €1,579 million multicurrency revolving credit facility maturing in 2019 with a one-year extension option remaining. As of March 31, 2017, no amounts had been drawn under this facility.

(6)
This table has not been adjusted to reflect the repurchase of the 2019 Notes, 2028 Notes and 2029 Notes that are validly tendered and accepted for purchase pursuant to the Tender Offers and Consent Solicitation.

DESCRIPTION OF THE NOTES

        This summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (including the form of the notes), copies of which are available upon request from us.

General

        We will offer $            initial aggregate principal amount of        % notes due 20    (the "20    notes") and $            initial aggregate principal amount of        % notes due 20    (the "20    notes" and, together with the 20    notes, the "notes").

        The notes will be issued as separate series under an indenture between us and The Bank of New York Mellon acting through its London branch, as trustee (the "trustee") expected to be dated as of                        , 2017, as supplemented by the first supplemental indenture between us, the trustee, The Bank of New York Mellon acting through its London branch as paying agent (the "paying agent") and The Bank of New York Mellon as registrar (the "registrar") expected to be dated also as of                        , 2017. Herein, we refer to the indenture, as supplemented by the first supplemental indenture, as the "indenture." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The notes will be unsecured, unsubordinated indebtedness of Nokia Corporation and will rank equally with all of Nokia Corporation's other unsecured and unsubordinated indebtedness.

        There is no sinking fund for the notes.

        The notes will not be listed on any securities exchange. There is currently no public market for the notes.

Interest Payments and Maturity

        For purposes of the description below, "business day" means any day, other than a Saturday or Sunday, which is not, in New York City, Helsinki, Finland, or the place of payment of interest or principal with respect to the notes, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

        Maturity.    The entire principal amount of each series of the notes will mature and become due and payable, together with any accrued and unpaid interest, as follows:

  •
  the 20    notes on                        , 20    ; and

  •
  the 20    notes on                        , 20    .

        Interest Rate.    The notes of each series will bear interest from their original issue date or from the most recent date to which interest on the notes has been paid or duly provided for, until their maturity date, at the rate specified below, calculated on the basis of a 360-day year and twelve 30-day months:

  •
  the 20    notes will bear interest at a rate of      % per annum; and

  •
  the 20    notes will bear interest at a rate of      % per annum.

        Interest Payment Dates.    Interest on the notes will be paid semi-annually in arrears on                and                of each year, commencing                         , 2017 (each an "Interest Payment Date"). However, if an Interest Payment Date would fall on a day that is not a business day, the Interest Payment Date will be postponed to the next succeeding day that is a business day (but no additional interest shall be paid unless we fail to make payment on such date).

        Interest Periods.    The first interest period for the notes will be the period from and including the issue date to but excluding the first Interest Payment Date. Thereafter, the interest periods for the notes will be the periods from and including the Interest Payment Dates to but excluding the immediately succeeding Interest Payment Date (together with the first interest period, each an "Interest Period"). The final Interest Period will be the period from and including the Interest Payment Date immediately preceding the maturity date to but excluding the maturity date.

        Record Dates.    We will pay interest to you if you are a direct holder of the notes at the close of business on                and                , as the case may be, preceding the Interest Payment Date, even if you no longer own the notes on the Interest Payment Date.

        We will pay interest, principal and any other money due on the notes at the office of the paying agent. See "—Paying Agent" below. Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Redemption

        As explained below, under certain circumstances we may redeem the notes before they mature. This means that we may repay them early. You have no right to require us to redeem the notes. The notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give notice to DTC of any redemption we propose to make at least 10 days, but no more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participating institutions to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Optional Redemption

        We may redeem any series of the notes, in whole or in part, at any time and from time to time at our election, upon not less than 10 nor more than 60 days' notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes of such series, and (ii) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the make-whole spread (as set forth below) plus, in each case, accrued interest thereon to the date of redemption. In connection with such optional redemption, the following defined terms apply:

  •
  "treasury rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date;

  •
  "comparable treasury issue" means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of the notes;

  •
  "comparable treasury price" means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations;

  •
  "quotation agent" means the reference treasury dealer appointed by us;

  •
  "reference treasury dealer" means (i) each of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "primary treasury dealer"), we shall substitute therefor another primary treasury dealer; and (ii) any other primary treasury dealer selected by us;

  •
  "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date; and

  •
  "make-whole spread" means            basis points with respect to the 20     notes and            basis points with respect to the 20    notes.

        Unless we default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date. We may repurchase Notes at any time and from time to time in the open market or otherwise.

Optional Tax Redemption

        We also have the option to redeem the notes, in whole but not in part, if as a result of a change or amendment to any law or related regulation or ruling of any jurisdiction in which we are organized, resident or doing business for tax purposes or through which we make (or a paying agent makes) payment, or any change in the official application or interpretation of such laws, regulations or rulings, we would have to pay additional amounts as described under "—Payment of Additional Amounts." The redemption price for the notes will be equal to the principal amount of the notes being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. We must give you between 10 and 60 days' notice before redeeming the notes; provided that we shall give such notice not earlier than 60 days before the first date on which we would be required to pay any additional amounts.

        We may only exercise this option if changes or amendments or changes in the official application or interpretation are announced and become effective on or after the date hereof. If we are succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor is organized, resident or doing business for tax purposes or through which such successor (or a paying agent) makes payment, rather than the jurisdiction in which we are organized, resident or doing business for tax purposes or through which we make (or a paying agent makes) payment, and the applicable date will be the date such entity became successor, rather than the date hereof.

        We would have the option to redeem the notes only if the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us.

Further Issuances

        We may, from time to time, without the consent of the holders of the notes of any series, issue additional notes of one or more of the series offered hereby having the same ranking and same interest rate, maturity date, redemption terms and other terms (other than the issuance date and, possibly, the first Interest Payment Date, the first interest accrual date and issue price) as the notes described in this prospectus supplement; provided that if such additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number and/or ISIN, as the case may be. Any such additional notes, together with the notes of such series offered by this prospectus supplement, will constitute a single series of securities under the indenture and are included in the definition of "notes" in this summary where the context requires. There is no limitation on the amount of notes or other additional notes that we may issue under the indenture.

Form, Denomination, Clearance and Settlement

        We will issue the notes in fully registered form. The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC in book-entry form. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The underwriters expect to deliver the notes through the facilities of DTC on                        , 2017. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See "Book-Entry, Delivery and Form" for more information about these clearing systems.

        Payment of principal of and interest on the notes, so long as the notes are represented by global securities, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Exchange and Transfer

        You may exchange or transfer the notes at the office of The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Attn: Corporate Trust Administration. See "—Paying Agent" below. The Bank of New York Mellon acts as our agent for registering the notes in the names of holders and for transferring registered notes. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the notes.

  •
  You may not exchange your registered notes for bearer securities.

  •
  There will be no service charge for any exchange or registration of transfer of the notes, but we may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with any exchange or registration of transfer or any other expenses (including the fees and expenses of the trustee).

  •
  The transfer or exchange of a registered note may be made only if the security registrar is satisfied with your proof of ownership.

        If we opt to redeem the notes and we redeem less than all of the notes, we may block the transfer or exchange of the notes during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we first mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of the notes selected or called for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of the notes if the notes are being partially redeemed.

Payment of Additional Amounts

        We (including, for the purposes of this provision, any successor to us) agree that any amounts to be paid by us under the notes of principal, interest and any premium in respect of the notes will be paid without deduction or withholding for, any and all present and future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the government of any jurisdiction in which we are organized, resident or doing business for tax purposes or through which we make (or a paying agent makes)

payment or any political subdivision or taxing authority of any such jurisdiction, unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will pay you such additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

        We will not have to pay additional amounts if:

  •
  the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for the holder's connection to the jurisdiction in which we are resident for tax purposes or through which we make payment, other than by merely holding the notes or by receiving principal, interest or any premium on the notes, or enforcing the notes. These connections include (but are not limited to) where the holder or related party:

  •
  is or has been a domiciliary, national or resident of such jurisdiction;

  •
  is or has been engaged in a trade or business in such jurisdiction;

  •
  has or had a permanent establishment in such jurisdiction; or

  •
  is or has been physically present in such jurisdiction,

  •
  the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for presentation of the notes for payment, if presentation is required, more than 30 days after the note became due or payment was provided for;

  •
  the tax, levy, impost or other governmental charge is an estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or other governmental charge;

  •
  the tax, levy, impost or other governmental charge is payable in a manner that does not involve deduction or withholding from payments on or in respect of the notes;

  •
  the tax, levy, impost or other governmental charge would not have been imposed or withheld but for the failure of the holder or beneficial owner following a written request from us to comply with any applicable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with any jurisdiction in which we are resident for tax purposes or through which we make payments, as required by any statute, regulation or administrative practice of such jurisdiction as a condition to relief or exemption from such tax, levy, impost or other governmental charge;

  •
  the holder would have been able to avoid such withholding or deduction by presenting the notes to another paying agent in a Member State of the European Union;

  •
  any Taxes imposed on or with respect to a Note pursuant to Section 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), any successor law or regulation implementing or complying with, or introduced in order to conform to, such Sections or any intergovernmental agreement or any agreement entered into pursuant to Section 1471(b)(1) of the Code;

  •
  the holder of the notes is a fiduciary, partnership or a person other than the sole beneficial owner of any payment that would be required, by the laws of the jurisdiction in which we are resident for tax purposes, to be included in income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder; or

  •
  any combination of the above.

Whenever this "Description of the Notes" mentions the payment of amounts based on the principal amount, interest or any other amount payable under, or with respect to the notes, such mention shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts were, are or would be payable in respect thereof.

Mergers and Similar Events

        We are permitted to amalgamate, reconstruct, consolidate or merge with another company or other legal entity that is organized under the laws of the Republic of Finland, the United States or any other country which is a member of the Organization for Economic Cooperation and Development. We are also permitted to sell or convey all or substantially all of our property to such other entity. Our ability to take these actions is restricted in that any entity succeeding us, or acquiring all or substantially all of our property, must assume our obligations in relation to the notes and under the indenture, including the obligation to pay any additional amounts as described under "—Payment of Additional Amounts."

        Each holder of the notes agrees, with respect to the notes it holds, not to exercise, and hereby waives in advance, its right in accordance with the Finnish Companies Act (Fin: Osakeyhtiölaki 624/2006, as amended) to object to any merger or demerger if (and only if) such merger or demerger (as applicable) is not prohibited under this "Description of the Notes" or the indenture.

Covenants

Limitation on Liens

        Some of our property and the property of our subsidiaries may be subject to a mortgage, pledge, assignment, charge or other legal mechanism that gives a lender preferential rights in that property over other lenders, including you and the other direct holders of the notes, or over our general creditors if we fail to repay them. These preferential rights are generally called liens.

        We undertake that we and certain of our subsidiaries, which we refer to as "restricted subsidiaries," will not become obligated on any new debt for borrowed money that is secured by a lien on any principal property or on any shares of stock or indebtedness of any of our restricted subsidiaries unless we grant an equivalent or higher-ranking lien on the same property to you and the other holders of the notes.

  •
  A "restricted subsidiary" means any wholly-owned subsidiary which owns a principal property, but excludes any wholly-owned subsidiary which is principally engaged in leasing or in financing installment receivables or which is principally engaged in financing the operations of us and our consolidated subsidiaries.

  •
  A "wholly-owned subsidiary" means any subsidiary in which control, directly or indirectly, of all of the stock with ordinary voting power to elect the board of directors of that subsidiary is owned by us, or by one or more of our wholly-owned subsidiaries or by us and one or more of our wholly-owned subsidiaries.

  •
  A "subsidiary" means with respect to any person, any corporation or other legal entity in which that person owns or controls directly or indirectly at least a majority of the outstanding stock having by the terms thereof ordinary voting power (not dependent upon the occurrence of a contingency) to elect a majority of the board of directors of such person, corporation or other legal entity.

  •
  "Principal property" means any manufacturing plant or facility or any research facility owned by us or any restricted subsidiary that has a book value (without deduction of any depreciation reserve) exceeding 2% of our total consolidated assets. Principal property does not include:

  •
  any plant or facility or research facility which is not materially important to the total business conducted by us and our subsidiaries considered as a whole; or

  •
  any portion of a property described above which is not materially important to the use or operation of the property.

        We do not need to comply with this restriction if the amount of all debt that would be secured by liens on our principal properties and the shares of stock or indebtedness of our restricted subsidiaries plus the total amount of attributable debt attributable to sale and lease-back transactions (but excluding sale and lease-back transactions that we or a restricted subsidiary would be entitled to enter into as described under "—Limitation on Sale and Lease-Back Transactions" below) is no more than 10% of our total consolidated assets.

  •
  Our "total consolidated assets" means Nokia Corporation's consolidated total assets, as shown on the audited consolidated balance sheet contained in the latest annual report to our shareholders.

        This restriction on liens does not apply to debt secured by a number of different types of liens. These types of liens include the following:

  •
  any lien on property, shares of stock or indebtedness of any corporation or other legal entity existing at the time such corporation or other legal entity becomes a restricted subsidiary;

  •
  any lien on property or shares of stock existing at the time of acquisition of that property or those shares of stock, or to secure the payment of all or any part of the purchase price of that property or those shares of stock, or to secure any debt incurred before, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of the shares of stock and, in the case of property, the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of the commercial operation of the property, where the debt is incurred to finance all or any part of the purchase price;

  •
  any lien securing debt owed to us or to any of our restricted subsidiaries by us or any of our restricted subsidiaries;

  •
  any lien existing at the date of issue of a series of notes;

  •
  any lien on a principal property to secure debt incurred to finance all or part of the cost of improving, constructing, altering or repairing any building, equipment or facilities or of any other improvements on all or any part of that principal property, if the debt is incurred before, during, or within twelve months after completing the improvement, construction, alteration or repair;

  •
  any lien on property owned or held by any corporation or other legal entity or on shares of stock or indebtedness of any corporation or other legal entity, where the lien existed either at the time such corporation or other legal entity is merged, consolidated or amalgamated with either us or a restricted subsidiary or at the time of a sale or conveyance of the property of a corporation or other legal entity as an entirety or substantially as an entirety to us or a restricted subsidiary;

  •
  any lien arising by operation of law;

  •
  any rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or the benefit of any restricted subsidiary;

  •
  any lien incurred or deposits made in the ordinary course of business, including but not limited to:

  •
  any mechanics', materialmen's, carriers', workmen's, vendors' or other similar liens;

  •
  any liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

  •
  any easements, rights-of-way, restrictions, licenses, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges; and

  •
  liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

  •
  any liens incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business;

  •
  any lien in favor of the trustee;

  •
  any lien securing taxes or assessments or other applicable governmental charges or levies;

  •
  any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any lien included in the preceding paragraphs or of any of the debt secured under the preceding paragraphs, so long as the principal amount of debt secured does not exceed the principal amount of debt secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement lien is limited to all or any part of the same property or shares of stock that secured the lien extended, renewed or replaced (including improvements on that property), or property received or shares of stock issued in substitution or exchange;

  •
  any lien in favor of us or any subsidiary of ours; and

  •
  any lien in respect of any interest, currency, commodity or other hedging arrangement entered into with one or more financial institutions in the ordinary course of business that is designed to protect us or any of our subsidiaries against fluctuation in interest rates, currency exchange rates or commodity prices relating to the existing financial obligations and not for purposes of speculation.

        The following types of transactions will not be deemed to create debt secured by a lien and, therefore, will also not be subject to the restriction on liens:

  •
  any liens on property of ours or a restricted subsidiary in favor of the United States or any State of the United States, or the Republic of Finland, or any other country, or any political subdivision of, or any department, agency or instrumentality of, these countries or states, to secure partial, progress, advance or other payments under provisions of any contract or statute including, but not limited to, liens to secure debt of pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the property subject to these liens.

Limitation on Sale and Lease-Back Transactions

        Neither we nor any of our restricted subsidiaries will enter into any sale and lease-back transaction involving a principal property without complying with this covenant.

        A sale and lease-back transaction is an arrangement between us or a restricted subsidiary and any person in which we or the restricted subsidiary leases back for a term of more than three years a principal property that we or the restricted subsidiary has sold or transferred to that person.

        We and our restricted subsidiaries may enter into sale and lease-back transactions provided that the total amount of attributable debt attributable to all sale and lease-back transactions plus other debt of ours or any of our restricted subsidiaries that is secured by liens (but excluding debt secured by liens on property that we or a restricted subsidiary would be entitled to incur, assume or guarantee without equally and ratably securing the notes as described under "—Limitation on Liens" above) does not exceed 10% of total consolidated assets.

        This restriction does not apply to any sale and lease-back transaction if:

  •
  we or the restricted subsidiary seeking to enter into the sale and lease-back could incur, assume or guarantee debt secured by a lien on the principal property to be leased without equally and ratably securing the debt securities offered by this prospectus supplement as a result of one or more of the exceptions to the limitation on liens as described under "—Limitation on Liens" above; or

  •
  within twelve months before or after the sale or transfer, regardless of whether the sale or transfer may have been made by us or a restricted subsidiary, we apply, an amount equal to the net proceeds of the sale or transfer (in the case of a sale or transfer for cash), or an amount equal to the fair value of the principal property so leased at the time of entering into the sale or transfer as determined by our board of directors (in the case of a sale or transfer otherwise than for cash), to:

  •
  the retirement of indebtedness for money borrowed, incurred or assumed by us or any restricted subsidiary which matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such debt, or

  •
  investment in any principal property or principal properties.

        This restriction on sale and lease-back transactions also does not apply to any transaction between us and a restricted subsidiary, or between restricted subsidiaries.

        "Attributable debt" means the present value (discounted at a rate equal to the weighted average of the rate of interest on all securities then issued and outstanding under the indenture, compounded semi-annually) of our or a restricted subsidiary's obligation for rental payments for the remaining term of any lease in respect of a sale and lease-back transaction, including in each case any period for which any such lease has been extended. Such rental payments will not include amounts payable by or on behalf of the lessee for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

Events of Default and Related Matters

        A holder of the notes will have enforcement rights if any event of default occurs and is not cured, as described later in this subsection.

        What is an event of default? With respect to each series of the notes, an event of default means each of the following events:

  •
  Interest—default for 30 days in the payment of any installment of interest on the notes of such series;

  •
  Principal—default in the payment of all or any part of the principal of or any premium on the notes of such series when such principal becomes due and payable either at maturity, upon redemption, by acceleration or otherwise;

  •
  Covenant—breach of or default by us in the performance of a covenant in the indenture which has not been remedied for 90 days after we receive written notice of the default from the trustee or we and the trustee receive written notice of the default from the holders of at least 25% of the principal amount of all series of notes affected thereby;

  •
  Cross-default or cross-acceleration—(i) non-payment when due (taking into account grace periods and extensions) of all or any part of the principal of any indebtedness of Nokia Corporation or any of our restricted subsidiaries or the declaration of any indebtedness of Nokia Corporation or any of our restricted subsidiaries due and payable (or if such indebtedness otherwise becomes due and payable) prior to its specified maturity by reason of the occurrence of an event of default (howsoever described); and (ii) the aggregate of all indebtedness referred to in clause (i) exceeds €75,000,000 or its equivalent in other currencies; or

  •
  Bankruptcy—certain events of bankruptcy, insolvency or reorganization affecting us.

        An event of default with respect to any series of notes would not necessarily constitute an event of default with respect to any other series of notes.

        Remedies if an event of default occurs.    If an event of default, other than a "Bankruptcy" default, has occurred (but only if the default has occurred for less than all series of notes then issued under the indenture and outstanding) and has not been cured, the trustee or the holders of at least 25% of the principal amount of the notes of the affected series (each affected series voting as a separate class) may declare the principal amount of such series of notes, together with any accrued interest, to be due and payable immediately. If a "Bankruptcy" default has occurred, the principal of all notes then issued under the indenture and outstanding, together with any accrued interest, will be due and payable immediately. If any other event of default has occurred with respect to all series of the notes then issued under the indenture and outstanding and has not been cured, the trustee or the holders of at least 25% of the principal amount of all the notes then issued under the indenture and outstanding (treated as one class) may declare the principal of all notes then issued under the indenture and outstanding, together with any accrued interest, to be due and payable immediately. In each such case, this is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes of the affected series or by at least a majority in principal amount of all the notes then issued under the indenture and outstanding (voting as one class), as the case may be, if certain conditions are met.

        Before a declaration of acceleration of maturity, past defaults that do not affect all series of notes then issued under the indenture and outstanding may be waived by the holders of a majority in principal amount of the notes of each affected series (each such series voting as a separate class). Past defaults that affect all series of notes then issued under the indenture and outstanding (including any "Bankruptcy" defaults) may be waived by the holders of a majority in principal amount of all the notes then issued under the indenture and outstanding (treated as one class). Default in the payment of principal of or interest on any series of the notes or default or breach of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note affected may only be waived, modified or amended with the consent of such holder.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection reasonably satisfactory to the trustee against costs, expenses and liability. This protection is called an indemnity. If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding notes of the relevant series may, subject to certain limitations and conditions, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also, subject to certain limitations and conditions, direct the trustee in performing any other action under the indenture.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

  •
  you must give the trustee written notice that an event of default has occurred and remains uncured;

  •
  the holders of 25% in principal amount of all outstanding notes of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

  •
  the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee must not have received an inconsistent direction from the holders of a majority in principal amount of all outstanding notes of the relevant series during that period.

        These limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on the notes on or after the respective due dates.

        We will file annually with the trustee on or before March 31 in each year a written statement of certain of our officers certifying that, to their knowledge, we have not defaulted on our covenants under the indenture or else specifying any default that exists.

Modification of the Indenture and Waiver

        There are three types of changes we can make to the indenture and any series of the notes.

        Changes not requiring approval.    The first type of change does not require any vote by holders of the notes. Your consent is not required to do any of the following:

  •
  to transfer or pledge any property or assets to the trustee as security for any series of the notes;

  •
  to evidence the succession of any successor corporation to us as described under "—Mergers and Similar Events" above;

  •
  to evidence the succession of any successor trustee under the indenture or to add to or change any provisions of the indenture as necessary to provide for the appointment of an additional trustee or trustees;

  •
  to add to our covenants or to add additional events of default for the benefit of the holders of any series of the notes;

  •
  to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision of the indenture;

  •
  to provide for the issuance of additional notes as described in "—Further Issuances" above; or

  •
  to make any other provisions with respect to matters or questions arising under the indenture as our board of directors may deem necessary or desirable and that shall not adversely affect the interests of holders of any series of the notes in any material respect.

        Changes requiring the approval of a majority of holders.    The second type of change to the indenture and the notes requires a vote in favor by holders of notes owning at least a majority of the principal amount of the notes then outstanding and affected by such change (each affected series voting as a separate class). In this manner, any provision of such affected series of notes or the indenture relating to such affected series of notes may be changed or eliminated unless the provision relates to a matter that requires the consent of each affected holder as discussed below.

        Changes requiring your approval.    Third, there are changes that cannot be made to the notes without the specific approval of each affected holder. Your consent is required before we can do any of the following:

  •
  extend the final maturity of the notes;

  •
  reduce the principal amount of the notes;

  •
  reduce the rate or extend the time of payment of any interest on the notes;

  •
  reduce any amount payable on redemption of the notes;

  •
  impair your right to sue for payment;

  •
  impair any right of repayment at the option of the holder;

  •
  reduce the percentage of holders of the notes whose consent is needed to modify or amend the indenture; or

  •
  change in any manner adverse to the holders of the notes our obligations relating to the payment of principal, interest and any premium.

Satisfaction, Defeasance and Discharge

        We may terminate our repayment and other obligations with respect to any series of the notes when:

  •
  we have paid or caused to be paid the principal of and interest, if any, then due and payable on such series of outstanding notes;

  •
  we have delivered to the paying agent for cancellation all of such series of outstanding notes; or

  •
  all of such series of the outstanding notes that have not been delivered to the paying agent for cancellation have become or will become due and payable within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and we have deposited with the trustee or paying agent funds sufficient, without reinvestment, to pay and discharge the entire indebtedness on the notes to pay principal and interest.

        We may elect to have our obligations under the notes discharged or elect to have our obligations with respect to the covenants under the indenture released, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you:

  •
  we must deposit in trust for your benefit and the benefit of all other direct holders of all of such series of notes a combination of money and government obligations that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates; and

  •
  we must deliver to the trustee a legal opinion of recognized counsel with respect to U.S. federal income tax matters to the effect that the holders of all of such series of notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same federal income tax as would be the case if the defeasance did not occur, which opinion, in the case of an election to have our obligations under the notes discharged, shall state that it is based on a change of law after the date of the indenture or a ruling to that effect received from or published by the United States Internal Revenue Service after the date of the indenture.

        However, even if we take these actions, a number of our obligations relating to the notes will remain. These include the following obligations:

  •
  to register the transfer and exchange of notes and our right of optional redemption, if any;

  •
  to replace mutilated, defaced, destroyed, lost or stolen notes;

  •
  immunities and indemnities of the trustee; and

  •
  to hold money for payment in trust.

        "Government obligations" means securities that are:

  •
  direct obligations of the U.S. or any foreign government of a sovereign state, the payment of which is pledged by the full faith and credit of the U.S. or such foreign government; or

  •
  obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the U.S. or any foreign government of a sovereign state the payment of which is unconditionally guaranteed as a full faith and credit obligation of the U.S. or such foreign government;

        and are not callable or redeemable at the option of the issuer of such securities. Government obligations also include:

  •
  a depositary receipt issued by a bank or trust company as custodian for these government obligations, or specific payment of interest on or principal of these government obligations, held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deductions from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of these government obligations, or the specific payment of interest on or principal of these government obligations, evidenced by such depositary receipt.

Paying Agent

        The Bank of New York Mellon acting through its London branch is the paying agent for the notes. The paying agent's current address is The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, Attn: Corporate Trust Administration. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. We may also choose to act as our own paying agent, but must also maintain a paying agency in the Borough of Manhattan, City of New York. Whenever there are changes in the paying agent for the notes we must notify the trustee.

        The Bank of New York Mellon will initially serve as the security registrar for the notes. See "—Exchange and Transfer."

Trustee

        The Bank of New York Mellon acting through its London branch is the trustee under the indenture. The trustee's current address is The Bank of New York Mellon, One Canada Square,

London E14 5AL, United Kingdom, Attn: Corporate Trust Administration. As trustee, it has two main roles:

  •
  first, it can enforce your rights against us if we default on the notes. There are some limitations on the extent to which the trustee may act on your behalf, described under "—Events of Default and Related Matters—Remedies if an event of default occurs" above; and

  •
  second, the trustee or an agent on its behalf performs administrative duties for us, such as sending you interest payments and notices.

Notices

        We and the trustee will send notices only to direct holders, using their addresses registered in the security registrar's records.

        Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders of the notes will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Governing Law

        The notes and the indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

        To the maximum extent permitted by applicable law, the Issuer and the trustee irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to the indenture.

BOOK-ENTRY, DELIVERY AND FORM

        We have obtained the information in this section concerning DTC, Clearstream, Luxembourg, and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

        The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC's nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream, Luxembourg's or Euroclear's names on the books of their respective depositaries, which in turn will hold those positions in customers' securities accounts in the depositaries' names on the books of DTC.

        So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

        Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading "Certificated Notes":

  •
  you will not be entitled to receive a certificate representing your interest in the notes;

  •
  all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  •
  all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

        DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

  •
  a limited-purpose trust company organized under laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

        Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below under the heading "Certificated Notes."

        To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Clearstream, Luxembourg

        Clearstream, Luxembourg has advised us as follows:

  •
  Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

  •
  Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities.

  •
  Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

  •
  Clearstream, Luxembourg's customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

  •
  Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

        Euroclear has advised us as follows:

  •
  Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the National Bank of Belgium (Banque Nationale de Belgique / Nationale Bank van België).

  •
  Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

  •
  Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

  •
  Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

  •
  Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

  •
  All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Book-Entry Format

        Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg and Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

        DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

        The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy). Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect those actions on its behalf through DTC.

Transfers Within and Among Book-Entry Systems

        Transfers between DTC's direct participants will occur in accordance with DTC rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System for securities. If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, respectively.

        DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

        DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

        Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, debt securities will be credited free of payment on the settlement date.

        Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date.

Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

        Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC; (2) by a nominee of DTC to DTC or another nominee of DTC; or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

  •
  DTC is unwilling or unable to continue as depositary for such global note or at any time DTC ceases to be a "clearing agency" registered under the Exchange Act and we are unable to appoint a qualified replacement for DTC within 90 days;

  •
  an Event of Default has occurred and is continuing under the indenture and DTC so requests; or

  •
  we in our sole discretion decide to allow some or all book-entry notes to be exchangeable for certificated notes in registered form.

        If any of the above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

        Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

 TAXATION

Certain Material Finnish Tax Considerations

        The following is a general description addressing only the Finnish withholding tax treatment of income arising from the notes. This description is (i) based on the laws, regulations and published case law in full force and effect in Finland and the interpretation thereof as at the date of this prospectus supplement, which may be subject to change in the future, potentially with retroactive effect, and (ii) prepared on the assumption that the Issuer is resident in Finland for tax purposes. Investors should be aware that the comments below are of a general nature and do not constitute legal or tax advice and should not be understood as such. The following description is based on an interpretation of general provisions of tax law. Prospective investors are therefore advised to consult their own qualified advisors so as to determine, in the light of their individual situation, the tax consequences of the acquisition, holding, exercise, redemption, sale or other disposition of the notes.

Non-Resident Holders of Notes

        Payments made by or on behalf of the Issuer to persons not resident in Finland for tax purposes and who do not engage in trade or business through a Finnish branch, permanent establishment or other fixed place of business in Finland may be made without withholding or deduction for, or on account of, any present taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Republic of Finland or by any municipality or other political subdivision or taxing authority thereof or therein.

        The entity effecting the payment should ensure whether the recipient of the payment is non-resident for Finnish tax purposes.

Resident Holders of Notes

Corporates

        Payments made by or on behalf of the Issuer to corporates resident in Finland for tax purposes may be made without withholding or deduction for, or on account of, any present taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Republic of Finland or by any municipality or other political subdivision or taxing authority thereof or therein.

Individuals and Estates

        Interest and index compensation (FI: "indeksihyvitys") paid to individuals or estates resident in Finland are generally subject to tax withholding on interest income. Interest compensation (FI: "jälkimarkkinahyvitys) paid to individuals or estates resident in Finland is generally subject to advance withholding of income tax. Payments classified as capital gains for Finnish income tax purposes are not subject to tax withholdings.

        The tax withholding liabilities should primarily lie with a possible paying agent or other intermediary (such as a financial institution) effecting the payment to the holder of notes, if the paying agent or intermediary is resident in Finland for tax purposes or the payment is made through a Finnish permanent establishment of a non-resident paying agent or intermediary.

Finnish transfer tax

        No Finnish transfer tax shall be levied on any transfers of the notes.

Material U.S. Federal Income Tax Considerations

        The following discussion is a general summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of notes to a U.S. Holder (as defined below) that holds its notes as a capital asset (generally, property held for investment) and that purchases the notes in the initial offering and at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, rulings, judicial decisions and administrative pronouncements, all as of the date hereof, and all of which are subject to change or changes in interpretation, possibly with retroactive effect.

        This summary does not address all aspects of U.S. federal income taxation that may apply to holders that are subject to special tax rules, including persons who have ceased to be U.S. citizens or to be taxed as resident aliens, insurance companies, tax-exempt entities, banks and certain financial institutions, persons subject to the alternative minimum tax, securities-broker dealers, regulated investment companies, real estate investment trusts, traders in securities that mark to market, dealers in securities, persons holding their notes as part of a straddle, hedging transaction or conversion transaction, persons subject to the Medicare tax on net investment income, or persons whose functional currency is not the U.S. dollar. These holders may be subject to U.S. federal income tax consequences different from those set forth below.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of notes who is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust or if a valid election is in place to treat such trust as a U.S. person. If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds notes is urged to consult its tax advisor regarding the specific tax consequences of the purchase, ownership and disposition of the notes.

        The "issue price" of a note is equal to the first price at which a substantial amount of the notes is sold for money other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

        This discussion does not address any U.S. state, local, or non-U.S. tax consequences of the acquisition, ownership or disposition of the Notes. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax. U.S. Holders should consult their tax advisors regarding the specific Finnish and U.S. federal, state and local tax consequences of purchasing, owning and disposing of notes in light of their particular circumstances as well as any consequences arising under the laws of any other relevant taxing jurisdiction.

Payments of Interest

        Payments of interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or are accrued in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. Interest paid on a note generally will constitute foreign-source income. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, interest generally will be treated as "passive category" income or, in the case of certain U.S. Holders, "general category" income. The rules relating to foreign tax credits and the timing thereof are complex, and U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to their particular situation.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued and unpaid interest, if any, which will be taxable as ordinary interest income in accordance with the U.S. Holder's method of tax accounting) and the U.S. Holder's adjusted tax basis in the note (generally its cost to such U.S. Holder). Any such gain or loss generally will be U.S.-source capital gain or loss, and will be treated as long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Capital gains recognized by an individual U.S. Holder generally are subject to U.S. federal income taxation at preferential rates if certain minimum holding periods are met. The deductibility of capital losses for U.S. Holders is subject to significant limitations.

Tax Return Disclosure Requirements

        Certain U.S. Holders may be required to report information relating to an interest in the notes, subject to certain exemptions (including an exemption for notes held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in the notes. U.S. Holders are urged to consult their tax advisors regarding the application of this requirement to their ownership and disposition of the notes and the significant penalties for noncompliance.

U.S. Information Reporting and Backup Withholding

        Payments of interest on and proceeds from the sale or other disposition of the notes may be subject to information reporting to the IRS and backup withholding at a current rate of 28%. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. holders generally will not be subject to U.S. information reporting or backup withholding. However, these holders may be required to provide certification of non-U.S. person status (generally on IRS Form W-8BEN, Form W-8BEN-E or other applicable or successor form) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

UNDERWRITING

        Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Barclays Capital Inc.	$	$
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Total	$	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed        % of the principal amount of the 20    notes and         % of the principal amount of the 20    notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed        % of the principal amount of the 20    notes and        % of the principal amount of the 20     notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). We have also agreed to reimburse the underwriters for certain of their expenses.

Paid by Nokia
Per 20 note		%
Per 20 note		%

        We estimate that our expenses to be incurred in connection with the issuance and distribution of the notes, excluding underwriting discounts and commissions, will be approximately             .

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Some of the underwriters are also acting as dealer managers in the Tender Offers and Consent Solicitation. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Addresses

        The addresses of the underwriters are: Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013; Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the EEA (each, a "Relevant Member State"), each underwriter has represented and agreed that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuer for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of the notes shall require the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive other than in reliance of Article 3(2)(b).

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC) (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

        Each subscriber for or purchaser of the Notes in the offering located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive. The issuer, the underwriters and their affiliates, and others will rely upon the trust and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to subscribe for or purchase the notes in the offering.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2) (a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus supplement with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 VALIDITY OF NOTES

        The validity of the notes will be passed upon for us by Shearman & Sterling (London) LLP, London, United Kingdom, as to certain matters of New York law, and for the underwriters by Latham & Watkins (London) LLP, as to certain matters of New York law. The validity of the notes will be passed upon for us by Roschier, Attorneys Ltd. as to certain matters of Finnish law.

EXPERTS

        Nokia's consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Alcatel-Lucent business the registrant acquired during 2016, of PricewaterhouseCoopers Oy, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Alcatel Lucent appearing in Alcatel Lucent's Annual Report (Form 20-F/A Amendment No. 1) for the year ended December 31, 2015, have been audited by Deloitte & Associés and Ernst & Young et Autres, independent registered public accounting firms, as stated in their report, included therein, and incorporated herein by reference, such report includes an explanatory paragraph describing the restatement of the 2013 and 2014 consolidated financial statements, as discussed in Note 4 to the consolidated financial statements. Such consolidated financial statements have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

PROSPECTUS

NOKIA CORPORATION

DEBT SECURITIES

        We may from time to time offer to sell our debt securities covered by this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of the debt securities to be offered in supplements to this prospectus or possibly other offering material. The prospectus supplements may also add to, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our debt securities.

        Investing in our debt securities involves risks that are described in the "Operating and financial review and prospects—Risk factors" section of our annual reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MAY 30, 2017.

ABOUT THIS PROSPECTUS

        The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which it is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a debt security.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Each time we sell or issue debt securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that specific offering of debt securities and the specific manner in which they may be offered. The prospectus supplement and any applicable pricing supplement may also add, update or change any of the information contained in this prospectus. The prospectus supplement and any applicable pricing supplement may also contain information about any material United States federal income tax considerations relating to the debt securities described in the prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the additional information described under "Where You Can Find More Information" below, before making an investment decision. This prospectus may not be used to sell our debt securities unless it is accompanied by a prospectus supplement.

        In this prospectus and any prospectus supplement, any reference to "we," "us," "our," "the Company," "the Group," "the Nokia Group" or "Nokia" means Nokia Corporation and its consolidated subsidiaries (including Alcatel-Lucent S.A. or "Alcatel Lucent") and generally to Nokia's Continuing operations, except where we separately specify that the term means Nokia Corporation or a particular subsidiary or business segment only or our Discontinued operations.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC's web site (www.sec.gov) or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

        In this prospectus and any prospectus supplement, references to "EUR," "euro" or "€" are to the common currency of the European Economic and Monetary Union and references to "dollars," "USD" or "$" are to the currency of the United States.

LIMITATION ON ENFORCEMENT OF UNITED STATES LAWS AGAINST US,
OUR MANAGEMENT AND OTHERS

        We are a public limited liability company incorporated under the laws of the Republic of Finland. Most of our directors and a majority of our executive officers (and certain experts named in this prospectus or in documents incorporated herein by reference) are resident outside the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States or in actions for enforcement of judgments of United States courts, liabilities predicated solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports with, and furnish periodic reports, proxy materials and other information to, the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file or furnish at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

 INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until we complete our offerings of the debt securities:

  •
  our annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 23, 2017;

  •
  the audited annual consolidated financial statements and auditor's report of Alcatel Lucent at December 31, 2015 and which can be found at pages 207 to 305 (inclusive) and page 208, respectively, of Alcatel Lucent's annual report on Form 20-F/A for the year ended December 31, 2015, filed with the SEC on May 2, 2016;

  •
  our Report on Form 6-K filed with the SEC on May 18, 2017;

  •
  our two Reports on Form 6-K filed with the SEC on May 23, 2017;

  •
  any future reports on Form 6-K that state that they are incorporated into this registration statement; and

  •
  any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, until we terminate our offerings of the debt securities.

        Our annual report on Form 20-F and our reports on Form 6-K are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our Internet website is located at http://www.company.nokia.com. We have included our website address as an inactive textual reference only. The contents of the website are not incorporated by reference into this prospectus. You may request a copy of these filings at no cost by contacting us at the following address or telephone number:

  Nokia
  Investor Relations
  600-700 Mountain Avenue
  Murray Hill, NJ
  07974 USA
  Tel: +1 908 582 3000

FORWARD-LOOKING STATEMENTS

        We may from time to time make written or oral "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act", and Section 21E of the Exchange Act, including statements contained in filings with the SEC, in reports to shareholders and in press releases and investor Webcasts.

        It should be noted that certain statements herein which are not historical facts are forward-looking statements, including, without limitation, those regarding:

  •
  our ability to integrate Alcatel Lucent into our operations and achieve the targeted business plans and benefits, including targeted synergies in relation to the acquisition of Alcatel Lucent;

  •
  expectations, plans or benefits related to our strategies and growth management;

  •
  expectations, plans or benefits related to future performance of our businesses;

  •
  expectations, plans or benefits related to changes in organizational and operational structure;

  •
  expectations regarding market developments, general economic conditions and structural changes;

  •
  expectations and targets regarding financial performance, results, operating expenses, taxes, currency exchange rates, hedging, cost savings and competitiveness, as well as results of operations including targeted synergies and those related to market share, prices, net sales, income and margins;

  •
  timing of the deliveries of our products and services;

  •
  expectations and targets regarding collaboration and partnering arrangements, joint ventures or the creation of joint ventures, as well as our expected customer reach;

  •
  outcome of pending and threatened litigation, arbitration, disputes, regulatory proceedings or investigations by authorities;

  •
  expectations regarding restructurings, investments, uses of proceeds from transactions, acquisitions and divestments and our ability to achieve the financial and operational targets set in connection with any such restructurings, investments, divestments and acquisitions; and

  •
  statements preceded by or including "believe," "expect," "anticipate," "foresee," "sees," "target," "estimate," "designed," "aim," "plans," "intends," "focus," "continue," "project," "should," "will" or similar expressions.

        These statements are based on management's best assumptions and beliefs in light of the information currently available to it. Because they involve risks and uncertainties, actual results may differ materially from the results that we currently expect. Factors, including risks and uncertainties that could cause these differences include, but are not limited to:

  •
  our ability to execute our strategy, sustain or improve the operational and financial performance of our business and correctly identify and successfully pursue business opportunities or growth;

  •
  our ability to achieve the anticipated benefits, synergies, cost savings and efficiencies of the acquisition of Alcatel Lucent, and our ability to implement our organizational and operational structure efficiently;

  •
  general economic and market conditions and other developments in the economies where we operate;

  •
  competition and our ability to effectively and profitably compete and invest in new competitive high-quality products, services, upgrades and technologies and bring them to market in a timely manner;

  •
  our dependence on the development of the industries in which we operate, including the cyclicality and variability of the information technology and telecommunications industries;

  •
  our global business and exposure to regulatory, political or other developments in various countries or regions, including emerging markets and the associated risks in relation to tax matters and exchange controls, among others;

  •
  our ability to manage and improve our financial and operating performance, cost savings, competitiveness and synergies after the acquisition of Alcatel Lucent;

  •
  our dependence on a limited number of customers and large multi-year agreements;

  •
  exchange rate fluctuations, as well as hedging activities;

  •
  the ability of our Nokia Technologies business group to protect its intellectual property rights ("IPR") and to maintain and establish new sources of patent licensing income and IPR-related revenues, particularly in the smartphone market;

  •
  our dependence on IPR technologies, including those that we have developed and those that are licensed to us, and the risk of associated IPR-related legal claims, licensing costs and restrictions on use;

  •
  our exposure to direct and indirect regulation, including economic or trade policies, and the reliability of our governance, internal controls and compliance processes to prevent regulatory penalties in our business or in our joint ventures;

  •
  our ability to identify and remediate material weaknesses in our internal control over financial reporting;

  •
  our reliance on third-party solutions for data storage and service distribution, which expose us to risks relating to security, regulation and cybersecurity breaches;

  •
  inefficiencies, breaches, malfunctions or disruptions of information technology systems;

  •
  Nokia Technologies' ability to generate net sales and profitability through licensing of the Nokia brand, particularly in digital media and digital health, and the development and sales of products and services, as well as other business ventures which may not materialize as planned;

  •
  our exposure to various legislative frameworks and jurisdictions that regulate fraud and enforce economic trade sanctions and policies, and the possibility of proceedings or investigations that result in fines, penalties or sanctions;

  •
  adverse developments with respect to customer financing or extended payment terms we provide to customers;

  •
  the potential complex tax issues, tax disputes and tax obligations we may face in various jurisdictions, including the risk of obligations to pay additional taxes;

  •
  our actual or anticipated performance, among other factors, which could reduce our ability to utilize deferred tax assets;

  •
  our ability to retain, motivate, develop and recruit appropriately skilled employees;

  •
  disruptions to our manufacturing, service creation, delivery, logistics and supply chain processes, and the risks related to our geographically-concentrated production sites;

  •
  the impact of litigation, arbitration, agreement-related disputes or product liability allegations associated with our business;

  •
  our ability to optimize our capital structure as planned and re-establish our investment grade credit rating or otherwise improve our credit ratings;

  •
  our ability to achieve targeted benefits from or successfully implement planned transactions, as well as the liabilities related thereto;

  •
  our involvement in joint ventures and jointly-managed companies;

  •
  the carrying amount of our goodwill may not be recoverable;

  •
  uncertainty related to the amount of dividends and equity return we are able to distribute to shareholders for each financial period;

  •
  pension costs, employee fund-related costs, and healthcare costs; and

  •
  risks related to undersea infrastructure,

as well as the risk factors specified in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus.

        Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. We do not undertake any obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks, uncertainties and assumptions discussed under the caption "Operating and financial review and prospects—Risk Factors" included in our annual report on Form 20-F for the year ended December 31, 2016 which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider any additional risks discussed or incorporated by reference in this prospectus and any applicable prospectus supplement, together with all the information contained or incorporated by reference in this prospectus or any such prospectus supplement.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

        The following is a discussion and analysis of our financial condition and results of operations based on the unaudited consolidated condensed financial statements of the Group as of and for the three months ended March 31, 2017 prepared in accordance with IFRS and included in this registration statement.

        The financial information as of March 31, 2017 and 2016 and for each of the three months ended March 31, 2017 and 2016 should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated condensed financial information included in the this registration statement. For a discussion of risks and uncertainties facing us as a result of various factors, see "Risk Factors."

        The discussion and analysis of our financial condition and results of operations as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016, 2015 and 2014 is included in our annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 23, 2017 and incorporated by reference herein.

Results of Operations

Three months ended March 31, 2017 (unaudited results)

EUR million (except for EPS in EUR)	Q1'17	Q1'16	YoY change
Net sales	5,378	5,511	(2)%
Nokia's Networks business	4,902	5,193	(6)%
Ultra Broadband Networks	3,597	3,741	(4)%
IP Networks and Applications	1,304	1,453	(10)%
Nokia Technologies	247	198	25%
Group Common and Other	254	235	8%
Unallocated items	(11)	(104)
Gross profit	2,125	1,577	35%
Gross margin %	39.5%	28.6%	1,090bps
Operating (loss)/profit	(127)	(712)	(82)%
Nokia's Networks business	324	337	(4)%
Ultra Broadband Networks	301	230	31%
IP Networks and Applications	23	107	(79)%
Nokia Technologies	116	106	9%
Group Common and Other	(99)	(99)	0%
Unallocated items	(468)	(1,057)
Operating margin %	(2.4)%	(12.9)%	1,050bps
Financial income and expenses	(146)	(103)	42%
Taxes(1)	(154)	101
(Loss)/Profit(1)	(435)	(712)	(39)%
(Loss)/Profit attributable to the equity holders of the parent(1)	(473)	(623)	(24)%
Non-controlling interests(1)	37	(88)
EPS, EUR diluted(1)	(0.08)	(0.11)	(27)%
Net cash and other liquid assets	4,409	8,246	(47)%

(1)
Q1'16 result is not comparable to the previously published Q1'16 result due to an update to the Alcatel-Lucent purchase price allocation in Q3'16 which resulted in an adjustment to the Q1'16 income tax benefit.

EUR million	Ultra Broadband Networks	IP Networks and Application	Nokia's Networks business	Nokia Technologies	Group Common and Other	Eliminations	Total	Unallocated	Nokia Total
Q1 '17
Net sales	3,597	1,304	4,902	247	254	(15)	5,388	(11)	5,378
EBITDA	386	66	451	109	(88)	0	472	(204)	268
EBITDA %	10.7%	5.1%	9.2%	44.1%	(34.6)%		8.8%		5.0%

Q1 '16
Net sales	3,741	1,453	5,193	198	235	(11)	5,615	(104)	5,511
EBITDA	316	147	463	108	(88)	0	483	(787)	(304)
EBITDA %	8.4%	10.1%	8.9%	54.5%	(37.4)%		8.6%		(5.5)%

        We present EBITDA as a supplemental measure of our performance. We define EBITDA as net income (loss) from continuing operations plus (i) income tax (expense) / benefit (ii) financial income and expenses and (iii) depreciation and amortization. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for an analysis of our results as reported under IFRS.

        Set forth below is a reconciliation of EBITDA to Loss from continuing operations:

Q1 '17 EUR million	Ultra Broadband Networks	IP Networks and Application	Nokia's Networks business	Nokia Technologies	Group Common and Other	Eliminations	Total	Unallocated	Nokia Total
EBITDA	386	66	451	109	(88)	—	472	(204)	268
Depreciation and amortization	(83)	(43)	(126)	(4)	(11)	—	(141)	(264)	(404)
Share of results of associated companies and joint ventures	(1)	—	(1)	10	—	—	9	—	9

Operating (loss)/profit	301	23	324	116	(99)	—	341	(468)	(127)

Share of results of associated companies and joint ventures	1	—	1	(10)	—	—	(9)	—	(9)
Financial income and expenses									(146)
Income tax (expense)/benefit									(154)

Loss from continuing operations									(435)

Q1 '16 EUR million	Ultra Broadband Networks	IP Networks and Application	Nokia's Networks business	Nokia Technologies	Group Common and Other	Eliminations	Total	Unallocated	Nokia Total
EBITDA	316	147	463	108	(88)	—	483	(787)	(304)
Depreciation and amortization	(84)	(39)	(124)	(2)	(11)	—	(136)	(270)	(406)
Share of results of associated companies and joint ventures	(2)	—	(2)	—	—	—	(2)	—	(2)

Operating (loss)/profit	230	107	337	106	(99)	—	345	(1,057)	(712)

Share of results of associated companies and joint ventures	2	—	2	—	—	—	2	—	2
Financial income and expenses									(103)
Income tax (expense)/benefit									101

Loss from continuing operations									(712)

Cost Savings Progam

        The following table summarizes the financial information related to our cost savings program, as of the end of the three months ended March 31, 2017. Balances related to previous Nokia and Alcatel-Lucent restructuring and cost savings programs have been included as part of this overall cost savings program as of the second quarter of 2016.

In EUR million, approximately	Q1'17
Opening balance of restructuring and associated liabilities	790
+ Charges in the quarter	80
–Cash outflows in the quarter	150
= Ending balance of restructuring and associated liabilities	720
of which restructuring provisions	650
of which other associated liabilities	70
Total expected restructuring and associated charges	1,700
–Cumulative recorded	830
= Charges remaining to be recorded	870
Total expected restructuring and associated cash outflows	2,150
–Cumulative recorded	560
= Cash outflows remaining to be recorded	1,590

        The following table summarizes our full year 2016 results and future expectations related to our cost savings program and network equipment swaps.

		Expected amounts for
	Actual	FY 2017 as of the end of		FY 2018 as of the end of		FY 2019 and beyond as of the end of		Total as of the end of
In EUR million, approximately rounded to the nearest EUR 50 million	2016	Q4 '16	Q1 '17	Q4 '16	Q1 '17	Q4 '16	Q1 '17	Q4 '16	Q1 '17
Total cost savings	550	250	250	400	400	0	0	1,200	1,200
— operating expenses	350	100	100	350	350	0	0	800	800
— cost of sales	200	150	150	50	50	0	0	400	400
Restructuring and associated charges	750	750	750	200	200	0	0	1,700	1,700
Restructuring and associated cash outflows	400	750	750	550	550	450	450	2,150	2,150
Charges and cash outflows related to network equipment swaps	150	450	450	300	300	0	0	900	900

        In the year ended December 31, 2016, the actual total cost savings benefitted from lower incentive accruals, related to the financial performance in year ended December 31, 2016. Lower incentive accruals drove more than half of the higher than previously expected decrease in total costs in 2016, and this is expected to reverse in 2017, assuming full year 2017 financial performance in-line with our expectations. On a cumulative basis, Nokia continues to be well on track to achieve the targeted EUR 1.2 billion of total cost savings in full year 2018.

Other information

        We seek to maintain total cash of approximately 30% of net sales over time and pay dividends (taking into account cash position and cash flow generation) approximating 40-70% of profit attributable to equity holders of the parent excluding costs related to the Alcatel-Lucent transaction and related integration, goodwill impairment charges, intangible asset amortization and purchase price related items, restructuring and associated charges, and certain other items.

        As of November 2016, our primary addressable market in 2016—including mobile radio network, fixed access network, core network and IP routing, and analytics—increased to around EUR 113 billion, an almost 50% increase relative to the slower-growing addressable market we faced before the Alcatel Lucent addition. Our primary addressable market was estimated to be EUR 110 billion in 2017 and EUR 120 billion in 2021. Nokia's adjacent addressable market size was approximately EUR 18 billion in 2016, and estimated to grow to EUR 20 billion in 2017 and EUR 32 billion in 2021.

Financial discussion

Net sales

Year-on-year discussion

        Nokia net sales decreased 2% in the three months ended March 31, 2017 compared to the three months ended March 31, 2016.

        The year-on-year decrease in net sales in the three months ended March 31, 2017 was primarily due to Nokia's Networks business, partially offset by higher net sales in Nokia Technologies and Group Common and Other.

Operating profit

Year-on-year discussion

        In the three months ended March 31, 2017, the decrease in Nokia's operating loss compared to the three months ended March 31, 2016 was primarily due to higher gross profit and lower selling, general and administrative ("SG&A") expenses, partially offset by a net negative fluctuation in other income and expenses.

        The increase in gross profit compared to the three months ended March 31, 2016 was primarily due to the absence of a purchase price allocation cost related to the valuation of inventory and, to a lesser extent, higher gross profit in Nokia Technologies. This was partially offset by lower gross profit in Nokia's Networks business.

        Research and development ("R&D") expenses were approximately flat compared to the three months ended March 31, 2016, primarily due to lower R&D expenses in Nokia's Networks business, partially offset by higher product portfolio integration costs.

        The decrease in SG&A expenses compared to the three months ended March 31, 2016 was primarily due to lower transaction and integration costs, partially offset by higher SG&A expenses in Nokia Technologies.

        Nokia's other income and expenses was an expense of EUR 69 million in the three months ended March 31, 2017, compared to an expense of EUR 52 million in the three months ended March 31, 2016. The net negative fluctuation was primarily related to higher restructuring and associated charges, partially offset by Nokia's Networks business and Group Common and Other.

(Loss)/Profit attributable to the equity holders of the parent

Year-on-year discussion

        In the three months ended March 31, 2017, the decrease in Nokia's loss attributable to the equity holders of the parent compared to the three months ended March 31, 2016 was primarily due to lower operating loss, partially offset by higher taxes, a net negative fluctuation in non-controlling interests and a net negative fluctuation in financial income and expenses.

        The net negative fluctuation in financial income and expenses compared to the three months ended March 31, 2016 was primarily due to costs related to Nokia's tender offer to repurchase the 6.75% notes due February 4, 2019, the 6.50% debentures due January 15, 2028 and the 6.45% debentures due March 15, 2029. The purpose of these transactions was to optimize Nokia's debt maturity profile, to lower average interest expense run rate and to eliminate subsidiary level external debt. In addition, the three months ended March 31, 2017 was negatively affected by foreign exchange fluctuations, partially offset by the absence of costs related to the early redemption of Alcatel-Lucent high yield bonds in the first quarter of 2016 and a net positive fluctuation in other financial income and expenses.

        The higher taxes compared to the three months ended March 31, 2016 were primarily due to tax expenses of EUR 245 million related to the integration of the former Alcatel-Lucent and Nokia operating models.

        The net negative fluctuation in non-controlling interests compared to the three months ended March 31, 2016 was primarily related to a non-recurring income in a partly-owned subsidiary in the three months ended March 31, 2017.

Acquisition of Comptel Corporation

        On February 9, 2017 Nokia announced that it had entered into a transaction agreement with Comptel Corporation under which Nokia, through its wholly owned indirect subsidiary Nokia Solutions and Networks Oy, undertook to make a voluntary public cash tender offer to purchase all of the issued and outstanding shares and option rights in Comptel not owned by Comptel, in order to advance Nokia's software strategy and provide service providers with a comprehensive solution to design, deliver, orchestrate and assure communications and digital services across physical, virtual and hybrid networks. The tender offer valued Comptel at approximately EUR 347 million, on a fully diluted basis, and resulted in Nokia consolidating Comptel as of March 30, 2017. Together with open market purchases, Nokia Solutions and Networks Oy held approximately 96.95% of all Comptel shares as of April 24, 2017.

        The acquisition of Comptel is part of Nokia's strategy to build a standalone software business at scale by expanding and strengthening Nokia's go-to-market capabilities with a software-dedicated sales force and strong partner network. The acquisition of Comptel also supports Nokia's desire to build a software portfolio that allows customers to automate as much of their network and business operations as possible—including customer services, self-optimization, management and orchestration.

        Comptel is a long-time Nokia partner. It is a listed Finnish company, founded in 1986, with approximately 800 employees in 32 countries. Comptel has completed over 1,400 customer projects in more than 90 countries. It processes 20 percent of the world's mobile usage data every day, orchestrates communications and digital services for more than two billion end-users daily and its largest customer has around 300 million subscribers. In 2016, Comptel's net sales were EUR 100 million with an 11% operating margin. The company's major sites are in Finland, Bulgaria, Malaysia, India, the United Kingdom and Norway.

        It is Nokia's intention to acquire all the shares and option rights in Comptel. As the ownership in Comptel exceeds nine-tenths (9/10) of the shares and voting rights in Comptel, Nokia has filed an application to initiate compulsory redemption proceedings for the remaining Comptel shares under the Finnish Limited Liability Companies Act and intends to redeem the remaining option rights in accordance with their terms and conditions.

Changes in reporting structure, effective from April 1, 2017

        On March 17, 2017, Nokia announced changes in its organizational structure designed to accelerate the execution of its strategy, including strengthening Nokia's ability to deliver strong financial performance, drive growth in services, meet changing customer demands in mobile networks, achieve cost savings and ongoing transformation goals, and enable strategic innovation across Nokia's Networks business, effective April 1, 2017.

        These organizational changes include the separation of Nokia's Mobile Networks business group into two distinct, but closely linked, organizations: one focused on products and solutions, called Mobile Networks, and the other on services, called Global Services. The new Global Services business group is comprised of the Global Services organization that resided within the Mobile Networks business group, including company-wide managed services. In the three months ended March 31, 2017, Global Services represented approximately 70% of total services net sales within the Networks business, with the remaining amounts reported within the net sales of the other Networks business groups.

        Starting from the second quarter 2017, Nokia will change its reporting structure to reflect the updated organizational structure and provide additional information on Global Services.

Financial discussion

        The financial discussion included in this financial report of Nokia's results comprises the results of Nokia's businesses—Nokia's Networks business and Nokia Technologies, as well as Group Common and Other. For more information on our reportable segments, please refer to note 2, "Segment information and eliminations", in the Financial statement information section in this report.

Nokia's Networks business

Operational highlights

Ultra Broadband Networks—Mobile Networks

        Nokia announced changes in its organization to accelerate the execution of the company strategy, including the separation of Nokia's Mobile Networks business group into two distinct, but closely linked, organizations: one focused on products and solutions, called Mobile Networks, and the other on services, called Global Services. Effective from April 1, 2017, Marc Rouanne is President of the Mobile Networks business group.

        Nokia signed its largest-ever contract by revenue in Latin America with consortium ALTÁN Redes to build a major mobile broadband network in Mexico. Known as Red Compartida, the mobile broadband network will use Nokia's 4.5G Pro radio access based on AirScale technology and IP and optical backhaul technology to deliver mobile broadband coverage for 92% of Mexico's population over five regions.

        Nokia and Three UK, part of CK Hutchison, signed a deal to deploy the world's first fully integrated cloud native core network to enable massive scalability and give Three UK the ability to respond quickly to customers' dynamic service needs.

        Nokia launched 5G FIRST, which incorporates AirScale and AirFrame technologies, including massive MIMO Adaptive Antenna, Cloud Packet Core and mobile transport, to bring new capabilities to operators as they prepare for 5G-ready architectures. It will be commercially available in the second half of 2017.

        Nokia announced plans to introduce 4.9G by the end of 2017 with the introduction of the AirScale massive MIMO Adaptive Antenna, which increases cell capacity by up to eight times compared to 4G LTE.

        Nokia's 5G-ready AirScale platform saw a host of developments, with TIM in Brazil signing on to upgrade to 4.5G Pro; Ooredoo Qatar deploying 4.5G Pro; and T-Mobile in the US successfully demonstrating 4.5G Pro features.

        Nokia and Intel announced 5G acceleration labs in the US and Finland to help operators deliver 5G innovation, from device to cloud.

Ultra Broadband Networks—Fixed Networks

        Nokia launched its 10G passive optical network and point-to-point fiber mobile transport solution, that enables operators to leverage existing fiber networks to converge business, residential and mobile services on a single infrastructure, and provide the capacity and coverage that 5G demands. The solution is part of Nokia's end-to-end mobile transport portfolio and our unique, global ability to build 5G-ready 'anyhaul' networks with them.

        Nokia and Energia Communications of Japan signed a nationwide distributor agreement for G.fast fixed ultra-broadband access technology, which delivers fiber-like speeds over copper over short distances.

        A demonstration by Nokia and Austrian operator A1 of Nokia's XG-FAST technology realized data transmission rates in excess of 11 Gbps over copper.

IP Networks and Applications—IP/Optical Networks

        Reliance Jio Infocomm Limited selected Nokia's optical core and metro solution to handle massive traffic growth on its pan-India 4G LTE network as it builds broadband connectivity for all of India.

        Nokia and Facebook broke subsea spectral efficiency records in transatlantic field tests.

        Vodafone selected the Nuage Virtualized Service Platform to transform and automate application delivery across both the datacenter and WAN.

        Sky, Europe's leading entertainment company, selected Nokia's video services offering, Velocix Content Delivery Network, to enhance its high-speed and data services for the company's millions of UK customers.

        Nokia and Tata Power Delhi Distribution joined forces to modernize electrical grids with advanced communications networks.

        Xiaomi, a leading Chinese internet service provider and electronics manufacturer, selected Nokia's data center interconnect solution to connect its data centers and create a private cloud network.

        Nokia completed the acquisition of U.S. company Deepfield, strengthening its network and service automation solutions with real-time, big data analytics.

        Multiple portfolio launches included: the 7705 SAR-Hm, an LTE/3G wireless router for utilities and other high growth vertical markets, like Smart Cities; and new Cloud Packet Core and IP mobile transport solutions to support move to Internet of Things ("IoT"), 5G and cloud.

IP Networks and Applications—Applications & Analytics

        Nokia continued to make the long-term structural changes in Applications & Analytics necessary to transform its organization and operations. Changes include establishing a Transformation Office led by an experienced team with strong track records; investing in go-to-market capabilities by creating a new organizational structure with strong leadership that includes 100 percent dedicated Applications & Analytics account managers; delivering key elements of a Common Software Foundation that will reduce middleware costs by 60% while improving customer experience; and strengthening its services/delivery practices with more standardized operations and refined portfolios.

        Nokia acquired Comptel, a specialist in orchestration, data processing, intelligent customer engagement applications and service monetization. The move bolsters Nokia's software portfolio and go-to-market capabilities.

        Nokia had particularly strong performance in Business Support Systems due to a strong installed base and demand from customers related to their focus on improving charging models. The company also performed well in its emerging businesses which consist of Self-Organizing Networks ("SON"), IoT, security, analytics and cloud solutions. During Q1, Nokia established itself as the leader in the SON market with 98 cumulative Eden-NET customers; it won several new IoT deals including the first one using the long range, low power wireless protocol; added 20 new analytics contracts; and captured three new identity management/core security deals.

        Nokia announced updates to its Intelligent Management Platform for All Connected Things (IMPACT). New features include pre-integrated applications for public sector/smart city and transportation/automotive verticals and machine learning-powered video analytics, making it easier for customers to deploy new IoT services and business models.

        Nokia launched updates to its software portfolio to help service providers automate operations, derive intelligence from their data and monetize services. The updates include the Nokia evolved Service Operations Center, Nokia NetAct Archive Cloud, and Nokia session border controller for cloud.

        Nokia's end-to-end IoT solution was named the "Best IoT Innovation for Mobile Networks" at the annual Global Mobile Awards (GLOMO) presented at Mobile World Congress 2017.

Total Services

        Nokia announced changes in its organization to accelerate the execution of the company strategy, including the separation of Nokia's Mobile Networks business group into two distinct, but closely linked, organizations: one focused on products and solutions, called Mobile Networks, and the other on services, called Global Services. Effective from April 1, 2017, Igor Leprince is President of the Global Services business group.

        The highlights below are for the totality of all services within Nokia's Networks business.

        Nokia announced a major five-year managed services deal with VimpelCom of Russia to oversee its fixed, mobile and transport networks.

        Nokia launched a global IoT network grid as a managed service that provides a one stop shop for making global IoT connectivity a reality. Also complemented its IoT portfolio with IoT Readiness Services.

        Nokia introduced the industry's first telco digital assistant Nokia MIKA, customized for telecommunications operators, powered by Nokia AVA. Also complemented Nokia AVA with Predictive Repair.

        Nokia extended its 5G Acceleration Services portfolio with 5G transformation consulting, 5G phase one network design and 5G cross-domain architecture services.

Financial highlights

Nokia's Networks business EUR million	Q1'17	Q1'16	YoY change
Net sales	4,902	5,193	(6)%
Gross profit	1,935	2,005	(3)%
Gross margin %	39.5%	38.6%	90bps
R&D	(944)	(977)	(3)%
SG&A	(667)	(669)	0%
Other income and expenses	0	(22)	(100)%
Operating profit	324	337	(4)%
Operating margin %	6.6%	6.5%	10bps

Net sales by region

Nokia's Networks business EUR million	Q1'17	Q1'16	YoY change
Asia-Pacific	1,046	1,096	(5)%
Europe	976	1,205	(19)%
Greater China	556	572	(3)%
Latin America	227	341	(33)%
Middle East & Africa	403	394	2%
North America	1,694	1,585	7%
Total	4,902	5,193	(6)%

Financial discussion

Net sales and operating profit

        In the three months ended March 31, 2017, Nokia's Networks business net sales decreased 6% compared to the three months ended March 31, 2016.

        A discussion of our results within Ultra Broadband Networks and IP Networks and Applications is included in the sections "Ultra Broadband Networks" and "IP Networks and Applications" below.

Three months ended March 31, 2017 compared to the three months ended March 31, 2016

EUR million	Net Sales	% change	Gross profit	(R&D)	(SG&A)	Other income and (expenses)	Operating profit	Change in operating margin %
Ultra Broadband Networks	(144)	(4)%	23	31	7	9	71	230bps
IP Networks and Applications	(149)	(10)%	(93)	2	(5)	12	(84)	(560)bps

Networks business	(291)	(6)%	(70)	33	2	22	(13)	10bps

        The year-on year net positive fluctuation in other income and expenses was primarily due to lower doubtful account allowances and a settlement with a component supplier.

Ultra Broadband Networks

Financial highlights

Ultra Broadband Networks EUR million	Q1'17	Q1'16	YoY change
Net sales	3,597	3,741	(4)%
Mobile Networks	3,096	3,122	(1)%
Fixed Networks	501	619	(19)%
Gross profit	1,375	1,352	2%
Gross margin %	38.2%	36.1%	210bps
R&D	(606)	(637)	(5)%
SG&A	(464)	(471)	(1)%
Other income and expenses	(5)	(14)
Operating profit	301	230	31%
Operating margin %	8.4%	6.1%	230bps

Net sales by region

Ultra Broadband Networks EUR million	Q1'17	Q1'16	YoY change
Asia-Pacific	783	859	(9)%
Europe	630	779	(19)%
Greater China	448	483	(7)%
Latin America	151	217	(30)%
Middle East & Africa	301	293	3%
North America	1,284	1,110	16%
Total	3,597	3,741	(4)%

Financial discussion

Net sales

        In the three months ended March 31, 2017, Ultra Broadband Networks net sales decreased 4% compared to the three months ended March 31, 2016.

        The year-on-year decrease in Ultra Broadband Networks net sales in the three months ended March 31, 2017 was due to Fixed Networks and, to a lesser extent, Mobile Networks.

        The net sales performance in Fixed Networks was in comparison to a particularly strong three months ended March 31, 2016, which was driven by high order intake in the fourth quarter 2015. The decrease in Fixed Networks net sales was primarily due to broadband access and, to a lesser extent, services and digital home. The year-on-year decrease was primarily related to two specific customers, with one customer completing a large project in Asia-Pacific and another customer reducing its level of spending in Latin America. For broadband access, the decrease was primarily related to Asia-Pacific. For services, the decrease was primarily related to Europe. For digital home, the decrease was primarily related to Asia-Pacific and Latin America.

        The slight decrease in Mobile Networks net sales was primarily due to services, partially offset by advanced mobile networks solutions and radio networks. From a growth perspective, small cells continued to deliver strong performance on a year-on-year basis. For services, the decrease was primarily related to Europe, Latin America and North America. For advanced mobile networks solutions, the increase was primarily related to North America. For radio networks, the increase was primarily related to North America, partially offset by Europe, Greater China, Asia-Pacific and Latin America.

Operating profit

        In the three months ended March 31, 2017, Ultra Broadband Networks operating profit increased compared to the three months ended March 31, 2016 primarily due to lower R&D expenses, higher gross profit and a net positive fluctuation in other income and expenses.

        The increase in Ultra Broadband Networks gross profit compared to the three months ended March 31, 2016 was primarily due to Mobile Networks, partially offset by Fixed Networks. The increase in gross profit in Mobile Networks compared to the three months ended March 31, 2016 was primarily due to higher gross margin related to regional mix, with a higher proportion of net sales in North America, and business mix, with a lower proportion of services in the overall sales mix. The decrease in gross profit in Fixed Networks compared to the three months ended March 31, 2016 was primarily due to lower net sales, with gross margin remaining solid on a year-on-year basis.

        The decrease in Ultra Broadband Networks R&D expenses compared to the three months ended March 31, 2016 was primarily due to Mobile Networks, partially offset by Fixed Networks. The decrease in Mobile Networks R&D expenses compared to the three months ended March 31, 2016 was primarily due to lower personnel expenses, primarily reflecting progress related to Nokia's cost savings program. The increase in Fixed Networks compared to the three months ended March 31, 2016 was primarily due to higher spending related to the cable access market, including the acquisition of Gainspeed in the third quarter 2016. To drive growth and higher returns, expanding to the cable access adjacency is a key priority for Fixed Networks.

        Ultra Broadband Networks other income and expenses was an expense of EUR 5 million in the three months ended March 31, 2017, compared to an expense of EUR 14 million in the three months ended March 31, 2016. On a year-on-year basis, the change was primarily related to doubtful account allowances in Mobile Networks.

IP Networks and Applications

Financial highlights

IP Networks and Applications EUR million	Q1'17	Q1'16	YoY change
Net sales	1,304	1,453	(10)%
IP/Optical Networks	945	1,094	(14)%
IP Routing	621	717	(13)%
Optical Networks	324	377	(14)%
Applications & Analytics	359	359	0%
Gross profit	560	653	(14)%
Gross margin %	42.9%	44.9%	(200)bps
R&D	(338)	(340)	(1)%
SG&A	(203)	(198)	3%
Other income and expenses	4	(8)
Operating profit	23	107	(79)%
Operating margin %	1.8%	7.4%	(560)bps

Net sales by region

IP Networks and Applications EUR million	Q1'17	Q1'16	YoY change
Asia-Pacific	263	238	11%
Europe	346	426	(19)%
Greater China	107	89	20%
Latin America	76	125	(39)%
Middle East & Africa	102	101	1%
North America	410	475	(14)%
Total	1,304	1,453	(10)%

Financial discussion

Net sales

        In the three months ended March 31, 2017, IP Networks and Applications net sales decreased 10% compared to the three months ended March 31, 2016.

        The year-on-year decrease in IP Networks and Applications net sales in the three months ended March 31, 2017 was due to IP/Optical Networks.

        The net sales performance in IP/Optical Networks was in comparison to a particularly strong three months ended March 31, 2016, which was driven by high order intake in the fourth quarter 2015. The decrease in IP/Optical Networks net sales was primarily due to weakness in the communication service provider market for both IP routing and optical equipment. For IP routing, the decrease was primarily related to North America, Europe and Latin America, partially offset by growth in Greater China. In addition, IP routing net sales were negatively affected by lower resale of third party IP routers. For optical networks, the decrease was primarily related to Europe, Latin America and Middle East and Africa, partially offset by growth in Asia-Pacific.

Operating profit

        In the three months ended March 31, 2017, IP Networks and Applications operating profit decreased compared to the three months ended March 31, 2016 primarily due to lower gross profit, partially offset by net positive fluctuation in other income and expense.

        The decrease in IP Networks and Applications gross profit compared to the three months ended March 31, 2016 was primarily due to IP/Optical Networks. The decrease in gross profit and gross margin in IP/Optical Networks compared to the three months ended March 31, 2016 was primarily due to lower net sales.

        IP Networks and Applications other income and expenses was an income of EUR 4 million in the three months ended March 31, 2017, compared to an expense of EUR 8 million in the three months ended March 31, 2016. On a year-on-year basis, the change was primarily due to IP/Optical Networks and related to a settlement with a component supplier.

Nokia Technologies

Operational highlights

Licensing

        Nokia's exclusive brand licensee for mobile phones and tablets, HMD Global, introduced three Nokia branded smartphones and a reimagined Nokia 3310 at Mobile World Congress. HMD announced that the products will begin shipping in the second quarter 2017.

Digital Media and Digital Health

        Nokia announced that its Withings digital health products will launch under the Nokia brand in summer 2017. The rebranding will include Withings' connected scales, trackers, blood pressure monitors and home cameras. Nokia also announced a redesigned Health Mate application to make it easier to add devices and share progress with family and friends.

        Nokia launched its Patient Care Platform to enable doctors and patients the ability to remotely monitor patients with their smart devices. The platform, which is being used in a trial by the UK's National Health Service, aims to better prevent and manage chronic conditions and drive timely and targeted patient care.

        Nokia announced that Chinese digital entertainment platform, Youku, chose the OZO virtual reality ecosystem of technologies to bring virtual reality content to the more than 500 million monthly active users of Youku's online video platform.

Financial highlights

Nokia Technologies EUR million	Q1'17	Q1'16	YoY change
Net sales	247	198	25%
Gross profit	234	196	19%
Gross margin %	94.7%	99.0%	(430)bps
R&D	(61)	(58)	5%
SG&A	(58)	(32)	81%
Other income and expenses	0	0
Operating profit	116	106	9%
Operating margin %	47.0%	53.5%	(650)bps

Financial discussion

Net sales

        In the three months ended March 31, 2017, Nokia Technologies net sales increased 25% compared to the three months ended March 31, 2016. Of the EUR 247 million of net sales in the three months ended March 31, 2017, EUR 231 million related to patent and brand licensing and EUR 16 million related to digital health and digital media.

        The year-on-year increase in Nokia Technologies net sales in the three months ended March 31, 2017 was primarily related to higher net sales related to an IPR license agreement that was expanded in the third quarter 2016, our brand partnership with HMD, non-recurring net sales primarily related to a new license agreement in the three months ended March 31, 2017 and the acquisition of Withings in the second quarter 2016. This was partially offset by the absence of licensing income related to certain expired agreements and lower licensing income from certain existing licensees. The vast majority of the net sales related to the new license agreement in the first quarter of 2017 were non-recurring in nature and related to prior periods. Approximately one third of the overall year-on-year increase in Nokia Technologies net sales in the three months ended March 31, 2017 was due to non-recurring net sales.

Operating profit

        In the three months ended March 31, 2017, the increase in Nokia Technologies operating profit compared to the three months ended March 31, 2016 was primarily due to higher gross profit, partially offset by higher SG&A and R&D expenses.

        The increase in Nokia Technologies gross profit compared to the three months ended March 31, 2016 was primarily due to higher net sales, partially offset by lower gross margin. The lower gross margin was primarily due to a higher proportion of digital health and digital media net sales, which carries a lower gross margin than patent and brand licensing.

        The slight increase in Nokia Technologies R&D expenses compared to the three months ended March 31, 2016 was primarily due to the ramp-up of our digital health and digital media businesses, including the acquisition of Withings, partially offset by lower patent portfolio costs.

        The increase in Nokia Technologies SG&A expenses compared to the three months ended March 31, 2016 was primarily due to increased licensing-related litigation costs and higher marketing costs related to our digital health business.

Group Common and Other

Financial highlights

Group Common and Other EUR million	Q1'17	Q1'16	YoY change
Net sales	254	235	8%
Gross profit	27	27	0%
Gross margin %	10.6%	11.5%	(90)bps
R&D	(76)	(73)	4%
SG&A	(56)	(47)	19%
Other income and expenses	6	(5)
Operating loss	(99)	(99)	0%
Operating margin %	(39.0)%	(42.1)%	310bps

Financial discussion

Net sales

        In the three months ended March 31, 2017, Group Common and Other net sales increased 8% compared to the three months ended March 31, 2016.

        The year-on-year increase in Group Common and Other net sales in the three months ended March 31, 2017 was primarily due to Radio Frequency Systems, partially offset by Alcatel Submarine Networks.

Operating profit

        In the three months ended March 31, 2017, Group Common and Other operating loss was flat compared to the three months ended March 31, 2016, primarily due to a net positive fluctuation in other income and expenses, partially offset by higher SG&A expenses.

        The increase in SG&A expenses compared to the three months ended March 31, 2016 was primarily related to real estate utilization.

        Group Common and Other income and expenses was an income of EUR 6 million in the three months ended March 31, 2017, compared to an expense of EUR 5 million in the three months ended March 31, 2016. On a year-on-year basis, the change was primarily due to a gain on the sale of an investment.

Cash and cash flow

Nokia change in net cash and other liquid assets (EUR billion)

*
Cash outflows related to net interest were EUR 130 million, approximately half of which were non-recurring in nature, and related to Nokia's tender offer to repurchase certain bonds.

EUR million, at end of period	Q1'17	Q1'16	YoY change	Q4'16	QoQ change
Total cash and other liquid assets(1)	8,820	12,486	(29)%	9,327	(5)%
Net cash and other liquid assets(1)	4,409	8,246	(47)%	5,299	(17)%

(1)
Total cash and other liquid assets consist of the following line items from our consolidated statement of financial position: Cash and cash equivalents, available-for sale investments, liquid assets and investments at fair value through profit and loss, liquid assets. Net cash and other liquid assets equals total cash and other liquid assets less long-term interest-bearing liabilities and less short-term interest-bearing liabilities. For details, please refer to note 13, "Notes to the consolidated statement of cash flows", in the Financial statement information section in this report.

        In the three months ended March 31, 2017, Nokia's total cash and other liquid assets decreased by EUR 507 million and Nokia's net cash and other liquid assets decreased by EUR 890 million. In the first quarter Nokia issued EUR 1,241 million of new bonds, and repurchased, through a tender offer, EUR 731 million of bonds including 2019 EUR notes, 2028 USD notes and 2029 USD notes. For details, please refer to note 12 "Interest-Bearing Liabilities" in the Financial statement information section in this report.

        Foreign exchange rates had EUR 49 million positive impact on net cash.

        In the three months ended March 31, 2017, net cash and other liquid assets were affected by the following factors:

        In the three months ended March 31, 2017, Nokia's net cash from operating activities was a negative EUR 473 million:

  •
  Nokia's adjusted net profit before changes in net working capital was EUR 291 million in the three months ended March 31, 2017.

  •
  Total cash outflows related to working capital were EUR 544 million.

    •
    Nokia had EUR 153 million of restructuring and associated cash outflows in the three months ended March 31, 2017. Excluding this, net working capital generated a decrease in net cash of EUR 391 million, primarily due to an increase in inventories and a decrease in short-term liabilities, partially offset by a decrease in receivables.

    •
    The cash outflows related to the increase in inventories were EUR 386 million.

    •
    The cash outflows related to the decrease in short-term liabilities were EUR 242 million.

    •
    The cash inflows related to the decrease in receivables were EUR 237 million.

        In addition, Nokia's cash outflows related to income taxes were EUR 90 million. Also, cash outflows related to net interest were EUR 130 million, approximately half of which were non-recurring in nature, and related to Nokia's tender offer to repurchase the 6.75% notes due February 4, 2019, the 6.50% debentures due January 15, 2028 and the 6.45% debentures due March 15, 2029. The purpose of these transactions was to optimize Nokia's debt maturity profile, to lower average interest expense run rate and to eliminate subsidiary level external debt.

        In the three months ended March 31, 2017, Nokia's net cash outflows from investing activities primarily related to the acquisition of subsidiaries of EUR 79 million and purchase of shares in associated companies of EUR 10 million and capital expenditures of EUR 150 million.

        In the three months ended March 31, 2017, Nokia's net cash outflows from financing activities primarily related to share repurchases of EUR 237 million.

Shares

        The total number of Nokia shares on March 31, 2017, equaled 5,836,055,012. On March 31, 2017, Nokia and its subsidiary companies owned 153,302,017 Nokia shares, representing approximately 2.6% of the total number of Nokia shares and voting rights.

Dividend

        As announced earlier, the Board proposes to the Annual General Meeting that a dividend of EUR 0.17 per share be paid for the financial year 2016. The ex-dividend date would be on May 23, 2017 at New York Stock Exchange and on May 24, 2017 at Nasdaq Helsinki and Euronext Paris. The dividend record date would be on May 26, 2017 and the dividend is expected to be paid on or about June 9, 2017. The actual dividend pay date outside Finland will be determined by the practices of the intermediary banks transferring the dividend payments.

USE OF PROCEEDS

        Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our debt securities for general corporate purposes, including working capital requirements, repayment of borrowings, capital expenditures, acquisitions and stock repurchases.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges for each of the five most recent fiscal years and the three months ended March 31, 2017.

	Year Ended December 31,					Three Months Ended March 31,
	2012	2013	2014	2015	2016	2017
Ratio of earnings to fixed charges	(1.24)	1.96	4.85	8.49	(2.56)	(2.24)
Fixed charge deficiency (millions of EUR)	876	—	—	—	1,387	273

 CAPITALIZATION

        The following table sets forth our cash and other liquid assets, short-term debt and capitalization at March 31, 2017 on a historical basis.

        You should read this table in conjunction with our unaudited consolidated condensed financial statement information for the three months ended March 31, 2017 and in conjunction with the financial statements and notes thereto and related "Operating and Financial Review and Prospects" included in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this prospectus supplement.

March 31, 2017(1)
(EUR in millions)
Total cash and other liquid assets(2)	8,820

Short-term debt, including current portion of long-term debt(3)	306
Long-term debt:
5.375% notes due 2019	944
6.750% notes due 2019	248
1.000% notes due 2021	498
2.000% notes due 2024	743
6.500% notes due 2028	202
6.450% notes due 2029	908
6.625% notes due 2039	474
Other long-term interest-bearing debt	89

Total long-term debt	4,106

Shareholders' Equity:
Capital and reserves attributable to equity holders of the parent	19,369
Non-controlling interests	916

Total Shareholders' Equity	20,286

Total Capitalization	24,698

(1)
Based on unaudited numbers. As of March 31, 2017, Nokia's borrowings were senior unsecured and were not guaranteed.

(2)
Total cash and other liquid assets consist of the following line items from our consolidated statement of financial position: Cash and cash equivalents, available-for sale investments, liquid assets and investments at fair value through profit and loss, liquid assets.

(3)
Nokia has a €1,579 million multicurrency revolving credit facility maturing in 2019 with a one-year extension option remaining. As of March 31, 2017, no amounts had been drawn under this facility.

 DESCRIPTION OF THE DEBT SECURITIES

        The terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

PLAN OF DISTRIBUTION

        We may sell the securities (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the names of any underwriters, dealers or agents involved in the sale of such securities, the principal amounts or number of securities, as the case may be, to be purchased by any such underwriters and any applicable commissions or discounts. The net proceeds to us will also be set forth in the prospectus supplement.

        If underwriters are used in the sale, the securities being sold will be acquired by the underwriters for their own account and distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Unless otherwise set forth in the prospectus supplement with respect to the securities being offered thereby, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any of such securities are purchased. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If dealers are used in the sale, unless otherwise indicated in the prospectus supplement with respect to the securities being offered thereby, we will sell such securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale.

        Securities may also be sold through agents designated by us from time to time or directly by us. Any agent involved in the offering and sale of the securities in respect of which this prospectus is being delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Nokia in the ordinary course of business.

LEGAL MATTERS

        In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for Nokia by Shearman & Sterling (London) LLP, London, England. Certain legal matters with respect to Finnish law will be passed upon by Roschier, Attorneys Ltd.

EXPERTS

        Nokia's consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Alcatel-Lucent business the registrant acquired during 2016, of PricewaterhouseCoopers Oy, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Alcatel Lucent appearing in Alcatel Lucent's Annual Report (Form 20-F/A Amendment No. 1) for the year ended December 31, 2015, have been audited by Deloitte & Associés and Ernst & Young et Autres, independent registered public accounting firms, as stated in their report, included therein, and incorporated herein by reference, such report includes an explanatory paragraph describing the restatement of the 2013 and 2014 consolidated financial statements, as discussed in Note 4 to the consolidated financial statements. Such consolidated financial statements have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing.

UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENT INFORMATION
FOR THE THREE MONTHS ENDED MARCH 31, 2017

Consolidated income statement (condensed, unaudited)

EUR million	Q1'17	Q1'16
Net sales (notes 2, 3, 4)(1)	5 378	5 511
Cost of sales(1)	(3 252)	(3 935)

Gross profit (notes 2, 3)(1)	2 125	1 577
Research and development expenses(1)	(1 265)	(1 264)
Selling, general and administrative expenses(1)	(919)	(972)
Other income and expenses (note 8)(1)	(69)	(52)

Operating (loss)/profit (notes 2, 3)	(127)	(712)
Share of results of associated companies and joint ventures (note 11)	(9)	2
Financial income and expenses (note 8, note 12)	(146)	(103)

Loss before tax (note 2)	(282)	(813)
Income tax (expense)/benefit(2)	(154)	101

Loss from continuing operations (note 2)(2)	(435)	(712)

Loss attributable to equity holders of the parent(2)	(473)	(623)
Non-controlling interests(2)	37	(88)
Loss from discontinued operations	(15)	15

Loss attributable to equity holders of the parent	(15)	15
Non-controlling interests	0	0
Loss for the period(2)	(450)	(697)

Loss attributable to equity holders of the parent(2)	(488)	(609)
Non-controlling interests(2)	37	(88)
Earnings per share, EUR (for loss attributable to equity holders of the parent)
Basic earnings per share
Continuing operations(2)	(0.08)	(0.11)
Discontinued operations	0.00	0.00
Loss for the period(2)	(0.09)	(0.11)
Diluted earnings per share
Continuing operations(2)	(0.08)	(0.11)
Discontinued operations	0.00	0.00
Loss for the period(2)	(0.09)	(0.11)
Average number of shares ('000 shares)
Basic	5 709 171	5 649 844
Diluted	5 709 171	5 668 917

(1)
In Q1'17, Nokia adopted a more activity-based allocation method which resulted in changes to allocation and presentation principles of certain costs. In addition, it changed the presentation of certain hedging gains and losses. Comparative for Q1'16 has been recasted to reflect these changes. Refer to Note 1, "Basis of preparation".

(2)
Q1'16 result is not comparable to the previously published Q1'16 result due to an update to the Alcatel-Lucent purchase price allocation in Q3'16 which resulted in an adjustment to the Q1'16 income tax benefit.

The notes are an integral part of these consolidated financial statements.

Consolidated statement of comprehensive income (condensed, unaudited)

EUR million	Q1'17	Q1'16
(Loss)/profit for the period(1)	(450)	(697)

Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurements on defined benefit pensions	227	(465)
Income tax related to items that will not be reclassified to profit or loss	(106)	159
Items that may be reclassified subsequently to profit or loss:
Translation differences	(146)	(679)
Net investment hedges	16	47
Cash flow hedges	(10)	23
Available-for-sale investments (note 9)	6	(61)
Other increase/(decrease), net	5	1
Income tax related to items that may be reclassified subsequently to profit or loss	(4)	(11)

Other comprehensive (loss)/income, net of tax	(12)	(986)

Total comprehensive (loss)/income(1)	(462)	(1 683)

Attributable to:
Equity holders of the parent(1)	(494)	(1 510)
Non-controlling interests(1)	32	(173)

	(462)	(1 683)
Attributable to equity holders of the parent:
Continuing operations(1)	(479)	(1 525)
Discontinued operations	(15)	15

	(494)	(1 510)

Attributable to non-controlling interests:
Continuing operations(1)	32	(173)
Discontinued operations	0	0

	32	(173)

(1)
Q1'16 result is not comparable to the previously published Q1'16 result due to an update to the Alcatel-Lucent purchase price allocation in Q3'16 which resulted in an adjustment to the Q1'16 income tax benefit.

The notes are an integral part of these consolidated financial statements.

Consolidated statement of financial position (condensed, unaudited)

EUR million	March 31, 2017	December 31, 2016
ASSETS
Goodwill	6 040	5 724
Other intangible assets	4 946	5 236
Property, plant and equipment	1 934	1 981
Investments in associated companies and joint ventures	117	116
Available-for-sale investments (note 9)	1 031	1 040
Deferred tax assets (note 8)	5 599	5 701
Other non-current financial assets (note 9)	265	254
Defined benefit pension assets (note 7)	3 965	3 802
Other non-current assets	340	327

Non-current assets	24 236	24 182

Inventories	2 900	2 506
Accounts receivable, net of allowances for doubtful accounts (note 9)	6 744	6 972
Prepaid expenses and accrued income	1 332	1 296
Social security, VAT and other indirect taxes	551	560
Divestment related receivables	91	90
Other	691	645
Current income tax assets	283	279
Other financial assets (note 9)	222	296
Investments at fair value through profit and loss, liquid assets (note 9)	337	327
Available-for-sale investments, liquid assets (note 9)	1 496	1 502
Cash and cash equivalents (note 9)	6 987	7 497

Current assets	20 302	20 674

Assets held for sale	43	44

Total assets	44 581	44 901

SHAREHOLDERS' EQUITY AND LIABILITIES
Share capital	246	246
Share issue premium	399	439
Treasury shares	(950)	(881)
Translation differences	353	483
Fair value and other reserves	606	488
Reserve for invested non-restricted equity	15 616	15 731
Retained earnings	3 099	3 588

Capital and reserves attributable to equity holders of the parent	19 369	20 094
Non-controlling interests	916	881

Total equity	20 286	20 975

Long-term interest-bearing liabilities (notes 9, 13)	4 106	3 657
Deferred tax liabilities (note 8)	421	403
Defined benefit pension and post-retirement liabilities (note 7)	4 942	5 000
Deferred revenue and other long-term liabilities	1 365	1 453
Advance payments and deferred revenue	1 140	1 171
Other (note 9)	225	282
Provisions (note 10)	748	808

Non-current liabilities	11 581	11 321

Short-term interest bearing liabilities (notes 9, 13)	306	371
Other financial liabilities (note 9)	184	236
Current income tax liabilities	724	634
Accounts payable (note 9)	3 616	3 781
Accrued expenses, deferred revenue and other liabilities	6 723	6 412
Advance payments and deferred revenue	3 167	3 178
Salaries, wages and social charges	1 692	1 576
Other	1 864	1 659
Provisions (note 10)	1 161	1 172

Current liabilities	12 714	12 605

Total shareholders' equity and liabilities	44 581	44 901

Interest-bearing liabilities, EUR million	4 412	4 027
Shareholders' equity per share, EUR	3.41	3.51
Number of shares (1 000 shares, excluding treasury shares)	5 682 753	5 720 503

The notes are an integral part of these consolidated financial statements.

Consolidated statement of cash flows (condensed, unaudited)

EUR million	Q1'17	Q1'16
Cash flow from operating activities
(Loss)/profit for the period(1)	(450)	(697)
Adjustments, total (note 14)(1)	741	382
Change in net working capital (note 14)	(544)	(972)

Cash (used in)/from operations	(253)	(1 287)
Interest received	18	21
Interest paid	(148)	(187)
Income taxes paid, net	(90)	(130)

Net cash (used in)/from operating activities	(473)	(1 583)

Cash flow from investing activities
Acquisition of businesses, net of cash acquired	(79)	6 155
Purchase of current available-for-sale investments, liquid assets	(771)	(905)
Purchase of non-current available-for-sale investments	(19)	(11)
Purchase of shares in associated companies	(10)	0
Proceeds from/(payment of) other long-term loans receivable	0	19
(Payment of)/proceeds from short-term loans receivable	0	(18)
Capital expenditures	(150)	(83)
Proceeds from disposal of businesses, net of disposed cash	0	(24)
Proceeds from maturities and sale of current available-for-sale investments, liquid assets	775	971
Proceeds from maturities and sale of investments at fair value through profit and loss, liquid assets	0	5
Proceeds from sale of non-current available-for-sale investments	39	53
Proceeds from sale of property, plant and equipment and intangible assets	3	2

Net cash (used in)/from investing activities	(212)	6 164

Cash flow from financing activities
Proceeds from stock option exercises	0	8
Purchase of treasury shares	(237)	0
Purchase of equity instruments of subsidiaries	0	0
Proceeds from long-term borrowings	1 241	0
Repayment of long-term borrowings	(759)	(1 922)
(Payment of)/proceeds from short-term borrowings	(67)	(233)

Net cash from/(used in) financing activities	178	(2 147)

Foreign exchange adjustment	(3)	(86)

Net (decrease)/increase in cash and cash equivalents	(510)	2 348

Cash and cash equivalents at beginning of period	7 497	6 995
Cash and cash equivalents at end of period	6 987	9 343

(1)
Q1'16 result is not comparable to the previously published Q1'16 result due to an update to the Alcatel-Lucent purchase price allocation in Q3'16 which resulted in an adjustment to the Q1'16 income tax benefit.

        Consolidated statement of cash flows combines cash flows from both the continuing and the discontinued operations. The figures in the consolidated statement of cash flows cannot be directly traced from the statement of financial position without additional information as a result of acquisitions and disposals of subsidiaries and net foreign exchange differences arising on consolidation.

        Alcatel-Lucent ordinary shares and ADS's and OCEANEs acquired in cash by Nokia subsequent to the closing of the reopened exchange offer are presented within cash flow from financing activities as purchases of equity instruments of subsidiaries and repayment of long-term borrowings, respectively.

The notes are an integral part of these consolidated financial statements.

Consolidated statement of changes in shareholders' equity (condensed, unaudited)

EUR million	Share capital	Share issue premium	Treasury shares	Translation difference	Fair value and other reserves	Reserve for invested non-restricted equity	Retained earnings	Equity holders of the parent	Non- controlling interest	Total equity
January 1, 2016	246	380	(718)	292	204	3 820	6 279	10 502	21	10 523

Remeasurements on defined benefit pension plans, net of tax	0	0	0	0	(289)	0	0	(289)	(18)	(306)
Translation differences	0	0	0	(613)	0	0	0	(613)	(67)	(680)
Net investment hedges, net of tax	0	0	0	38	0	0	0	38	0	38
Cash flow hedges, net of tax	0	0	0	0	18	0	0	18	0	18
Available-for-sale investments, net of tax (note 9)	0	0	0	0	(58)	0	0	(58)	0	(58)
Other increase/decrease, net	0	0	0	0	1	0	2	3	0	3
Loss for the period	0	0	0	0	0	0	(609)	(609)	(88)	(697)

Total comprehensive loss	0	0	0	(575)	(328)	0	(607)	(1 509)	(173)	(1 682)
Share-based payment	0	12	0	0	0	0	0	12	0	12
Excess tax benefit on share-based payment	0	(1)	0	0	0	0	0	(1)	0	(1)
Settlement of performance and restricted shares	0	(7)	12	0	0	(9)	0	(4)	0	(4)
Stock options exercise	0	7	0	0	0	1	0	8	0	8
Acquisitions through business combinations	0	0	0	0	0	11 616	0	11 616	1 817	13 433
Equity issuance costs related to acquisitions	0	0	0	0	0	(16)	0	(16)	0	(16)
Acquisition of non-controlling interests	0	0	0	1	1	36	(17)	21	(21)	0
Vested portion of share-based payment awards related to acquisitions	0	6	0	0	0	0	0	6	0	6
Convertible bond—equity component	0	(38)	0	0	0	0	38	0	0	0
Total of other equity movements	0	(21)	12	1	1	11 628	21	11 642	1 796	13 438

March 31, 2016	246	358	(706)	(281)	(123)	15 448	5 693	20 635	1 645	22 280

January 1, 2017	246	439	(881)	483	488	15 731	3 588	20 094	881	20 975

Remeasurements on defined benefit pension plans, net of tax	0	0	0	0	121	0	0	121	0	121
Translation differences	0	0	0	(144)	0	0	0	(144)	(5)	(149)
Net investment hedges, net of tax	0	0	0	13	0	0	0	13	0	13
Cash flow hedges, net of tax	0	0	0	0	(9)	0	0	(9)	0	(9)
Available-for-sale investments, net of tax (note 9)	0	0	0	0	7	0	0	7	0	7
Other increase/decrease, net	0	0	0	0	0	0	5	5	0	5
Loss for the period	0	0	0	0	0	0	(488)	(488)	37	(450)

Total comprehensive loss	0	0	0	(131)	119	0	(482)	(494)	32	(462)
Share-based payment	0	17	0	0	0	0	0	17	0	17
Excess tax benefit on share-based payment	0	2	0	0	0	0	0	2	0	2
Settlement of performance and restricted shares	0	(60)	153	0	0	(115)	0	(22)	0	(22)
Acquisition of treasury shares	0	0	(222)	0	0	0	0	(222)	0	(222)
Acquisitions through business combinations	0	0	0	0	0	0	0	0	3	3
Acquisition of non-controlling interests	0	0	0	0	0	0	(6)	(6)	(1)	(7)
Other movements	0	1	0	0	0	0	0	1	0	1

Total of other equity movements	0	(40)	(69)	0	0	(115)	(6)	(230)	3	(227)

March 31, 2017	246	399	(950)	353	606	15 616	3 099	19 369	916	20 286

The notes are an integral part of these consolidated financial statements.

Notes to Financial statements

1. BASIS OF PREPARATION

        This unaudited, consolidated, condensed financial statement information of Nokia has been prepared in accordance with International Accounting Standard 34 ("IAS 34, Interim Financial Reporting"). This condensed financial statement information should be read in conjunction with the financial statements for 2016, which have been prepared in accordance with IFRS as published by the IASB. The same accounting policies, methods of computation and applications of judgment are followed in this financial statement information as was followed in the financial statements for 2016, except as described below in relation to the revised allocation methodology and changes to presentation of certain hedging gains and losses.

        This financial report was authorized for issue by management on April 26, 2017.

        Nokia has reviewed the allocation of expenses across functions and segments, and as of the first quarter 2017, a more activity-based allocation method has been adopted which resulted in changes in presentation of certain expenses by both function and segment. In addition, related to the acquisition of Alcatel-Lucent, Nokia's foreign exchange hedging activities were reviewed in order to develop harmonized hedging practices. As of the first quarter 2017, all gains and losses from hedging operative forecasted net foreign exchange exposures are recorded in other income and expenses, regardless of whether hedge accounting is applied or not. Previously, these hedging gains and losses were recorded primarily as an adjustment to net sales if cash flow hedge accounting was applied. Impact of these adjustments are not considered to be material.

        Networks business' sales are affected by seasonality in the network operators' spending cycles, with generally higher sales in the fourth quarter, as compared to the first quarter of the following year.

        Percentages and figures presented herein may include rounding differences and therefore may not add up precisely to the totals presented and may vary from previously published financial information.

New and amended standards and interpretations adopted

        On January 1, 2017, Nokia adopted amendments to IAS 7, Statement of Cash Flows and IAS 12, Income Taxes. The amendments to IAS 7 are part of the IASB's Disclosure Initiative and help users of financial statements better understand changes in an entity's debt arising from financing activities, including both changes arising from cash flows and non-cash changes. The amendments to IAS 12 relate to potential restrictions of tax laws to sources of taxable profits against which an entity may make deductions on the reversal of deductible temporary difference as well as provide additional guidance on how an entity should determine future taxable profits. The amendments did not have a material impact on Nokia's consolidated financial statements.

Standards issued but not yet effective

        Nokia expects to adopt IFRS 9, Financial instruments and IFRS 15, Revenue from Contracts with Customers when they become effective on January 1, 2018. Both standards are expected to be relevant to Nokia's operations and financial position. The implementation projects are underway and progressing as planned. Refer to Note 2, Significant accounting policies in Nokia's Annual Report for 2016 for details of the expected impact on the consolidated financial statements upon initial application of the standards.

        Nokia expects to adopt IFRS 16, Leases on the effective date of January 1, 2019. Nokia has started to analyze contracts containing identified assets and estimates that the standard will mainly

Notes to Financial statements (Continued)

1. BASIS OF PREPARATION (Continued)

affect the recognition and disclosure of Nokia's operating leases. The full impact of IFRS 16 is currently being assessed.

Currency exposures, approximately (unaudited)

	Q1'17		Q1'16
	Net sales	Total costs	Net sales	Total costs
EUR	~20%	~30%	~20%	~25%
USD	~50%	~40%	~50%	~40%
CNY	~10%	~10%	~10%	~10%
Other	~20%	~20%	~20%	~25%
Total	100%	100%	100%	100%

End of Q1'17 balance sheet rate 1 EUR = 1.07 USD
End of Q1'16 balance sheet rate 1 EUR = 1.14 USD

Exchange rates

        Nokia is a company with global operations and net sales derived from various countries and invoiced in various currencies. Therefore, our business and results from operations are exposed to changes in exchange rates between the euro, our reporting currency, and other currencies, such as the US dollar and the Chinese yuan. To mitigate the impact of changes in exchange rates on our results, we hedge operative forecasted net foreign exchange exposures, typically within a 12-month horizon, and apply hedge accounting in the majority of cases.

2. SEGMENT INFORMATION (unaudited)

        Nokia has two businesses: Nokia's Networks business and Nokia Technologies, and three reportable segments for financial reporting purposes: (1) Ultra Broadband Networks and (2) IP Networks and Applications within Nokia's Networks business; and (3) Nokia Technologies. Segment-level information for Group Common and Other is also presented.

        Nokia has aggregated Fixed Networks and Mobile Networks operating segments to one reportable segment Ultra Broadband Networks and IP/Optical Networks and Applications & Analytics operating segments to one reportable segment IP Networks and Applications. The aggregated operating segments have similar economic characteristics, such as long-term margins; have similar products, production processes, distribution methods and customers; and operate in a similar regulatory environment.

        The chief operating decision maker receives monthly financial information for the operating and reportable segments. Key financial performance measures of the reportable segments include primarily net sales and operating profit. The chief operating decision maker evaluates the performance of the segments and allocates resources to them based on segment operating profit.

        Accounting policies of the segments are the same as those described in Note 2, Significant accounting policies of our Annual Report for 2016. Inter-segment revenues and transfers are accounted for as if the revenues were to third parties, that is, at current market prices.

Ultra Broadband Networks

        Ultra Broadband Networks comprises Mobile Networks and Fixed Networks operating segments.

Notes to Financial statements (Continued)

2. SEGMENT INFORMATION (unaudited) (Continued)

        The Mobile Networks operating segment offers an industry-leading portfolio of end-to-end mobile networking solutions comprising hardware, software and services for telecommunications operators, enterprises and related markets/verticals, such as public safety and Internet of Things ("IoT").

        The Fixed Networks operating segment provides copper and fiber access products, solutions and services. The portfolio allows for a customized combination of technologies that brings fiber to the most economical point for the customer.

IP Networks and Applications

        IP Networks and Applications comprises IP/Optical Networks and Applications & Analytics operating segments.

        The IP/Optical Networks operating segment provides the key IP routing and optical transport systems, software and services to build high capacity network infrastructure for the internet and global connectivity.

        The Applications and Analytics operating segment helps service providers and enterprises become more digital. Its software and services help customers automate tasks, deliver the intelligence required to continuously improve decision making, and provide platforms capable of transforming business and operational models. The portfolio includes business support systems, operational support systems, service delivery platforms, network management, cloud technology, IoT, security and analytics software.

Nokia Technologies

        The Nokia Technologies operating segment has two main objectives: to drive growth and renewal in its existing patent licensing business; and to build new businesses based on breakthrough innovation in key technologies and products, in the areas of Digital Media and Digital Health.

        The majority of net sales and related costs and expenses attributable to licensing and patenting the separate patent portfolios of Nokia Technologies, Nokia's Networks business, and Nokia Bell Labs are recorded in Nokia Technologies. Each reportable segment continues to separately record its own research and development expenses.

Group Common and Other

        Segment-level information for Group Common and Other is also presented. Group Common and Other includes the Alcatel-Lucent Submarine Networks and Radio Frequency Systems businesses, both of which are being managed as separate entities. In addition, Group Common and Other includes

Notes to Financial statements (Continued)

2. SEGMENT INFORMATION (unaudited) (Continued)

Nokia Bell Labs' operating expenses, as well as certain corporate-level and centrally managed operating expenses.

Q1'17 EUR million	Ultra Broadband Networks(1)	IP Networks and Applications(2)	Nokia's Networks business Total(3)	Nokia Technologies	Group Common and Other	Eliminations	Segment total	Unallocated items(4)	Nokia Total
Net sales	3 597	1 304	4 902	247	254	(15)	5 388	(11)	5 378
Cost of sales	(2 223)	(744)	(2 967)	(13)	(227)	15	(3 192)	(61)	(3 252)

Gross profit	1 375	560	1 935	234	27	0	2 196	(71)	2 125
% of net sales	38.2%	42.9%	39.5%	94.7%	10.6%		40.8%		39.5%
Research and development expenses	(606)	(338)	(944)	(61)	(76)	0	(1 080)	(184)	(1 265)
% of net sales	17%	26%	19%	25%	30%		20%		24%
Selling, general and administrative expenses	(464)	(203)	(667)	(58)	(56)	0	(781)	(138)	(919)
% of net sales	13%	16%	14%	23%	22%		14%		17%
Other income and expenses	(5)	4	0	0	6	0	6	(74)	(69)

Operating profit/(loss)	301	23	324	116	(99)	0	341	(468)	(127)
% of net sales	8.4%	1.8%	6.6%	47.0%	(39.0)%		6.3%		(2.4)%

Depreciation and amortization	(83)	(43)	(126)	(4)	(11)	0	(141)	(264)	(404)
Share of results of associated companies and joint ventures	1	0	1	(10)	0	0	(9)	0	(9)

(1)
Mobile Networks net sales of EUR 3 096 million, Fixed Networks net sales of EUR 501 million.

(2)
IP Routing net sales of EUR 621 million, Optical Networks net sales of EUR 324 million and Applications & Analytics net sales of EUR 359 million.

(3)
Includes services net sales of EUR 1 909 million.

(4)
Excludes costs related to the Alcatel-Lucent transaction and related integration, goodwill impairment charges, intangible asset amortization and purchase price related items, restructuring and associated charges, and certain other items.

Q1'16 EUR million	Ultra Broadband Networks(1)	IP Networks and Applications(2)	Nokia's Networks business Total(3)	Nokia Technologies	Group Common and Other	Eliminations	Segment total	Unallocated items(4)	Nokia Total
Net sales	3 741	1 453	5 193	198	235	(11)	5 615	(104)	5 511
Cost of sales	(2 388)	(800)	(3 188)	(2)	(209)	11	(3 388)	(547)	(3 935)

Gross profit	1 352	653	2 005	196	27	0	2 228	(651)	1 577
% of net sales	36.1%	44.9%	38.6%	99.0%	11.5%		39.7%		28.6%
Research and development expenses	(637)	(340)	(977)	(58)	(73)	0	(1 108)	(156)	(1 264)
% of net sales	17%	23%	19%	29%	31%		20%		23%
Selling, general and administrative expenses	(471)	(198)	(669)	(32)	(47)	0	(748)	(224)	(972)
% of net sales	13%	14%	13%	16%	20%		13%		18%
Other income and expenses	(14)	(8)	(22)	0	(5)	0	(27)	(25)	(52)

Operating profit/(loss)	230	107	337	106	(99)	0	345	(1 057)	(712)
% of net sales	6.1%	7.4%	6.5%	53.5%	(42.1)%		6.1%		(12.9)%

Depreciation and amortization	(84)	(39)	(124)	(2)	(11)	0	(136)	(270)	(406)
Share of results of associated companies and joint ventures	2	0	2	0	0	0	2	0	2

(1)
Mobile Networks net sales of EUR 3 122 million, Fixed Networks net sales of EUR 619 million.

(2)
IP Routing net sales of EUR 717 million, Optical Networks net sales of EUR 377 million and Applications & Analytics net sales of EUR 359 million.

Notes to Financial statements (Continued)

2. SEGMENT INFORMATION (unaudited) (Continued)

(3)
Includes services net sales of EUR 2 022 million.

(4)
Excludes costs related to the Alcatel-Lucent transaction and related integration, goodwill impairment charges, intangible asset amortization and purchase price related items, restructuring and associated charges, and certain other items.

Reconciliation of total segment operating profit to total operating profit

EURm	Q1 '17	Q1 '16
Total segment operating profit(1)	341	345
Amortization and depreciation of acquired intangible assets and property, plant and equipment	(264)	(263)
Release of acquisition-related fair value adjustments to deferred revenue and inventory	(11)	(613)
Restructuring and associated charges	(75)	(30)
Product portfolio strategy costs	(76)	(37)
Transaction and related costs, including integration costs relating to the Acquisition of Alcatel Lucent	(42)	(116)
Other	—	3

Total operating loss/profit	(127)	(712)

(1)
Excludes costs related to the Acquisition of Alcatel Lucent and related integration, goodwill impairment charges, intangible asset amortization and other purchase price fair value adjustments, restructuring and associated charges and certain other items.

3. NET SALES BY GEOGRAPHIC AREA (unaudited)

EUR million	Q1'17	Q1'16	YoY change
Asia-Pacific	1 056	1 109	(5)%
Europe	1 377	1 514	(9)%
Greater China	564	578	(2)%
Latin America	234	345	(32)%
Middle East & Africa	406	390	4%
North America	1 740	1 575	10%

Total	5 378	5 511	(2)%

4. PERSONNEL BY GEOGRAPHIC AREA, (unaudited)

	March 31, 2017	March 31, 2016	YoY change	December 31, 2016	QoQ change
Asia-Pacific	21 648	22 144	(2)%	22 217	(3)%
Europe	38 482	38 032	1%	37 616	2%
Greater China	18 619	19 548	(5)%	18 092	3%
Latin America	3 347	4 311	(22)%	3 927	(15)%
Middle East & Africa	3 963	4 073	(3)%	3 890	2%
North America	15 024	15 681	(4)%	15 133	(1)%

Total	101 083	103 789	(3)%	100 875	0%

Notes to Financial statements (Continued)

5. ACQUISITIONS (unaudited)

        During the first quarter, Nokia completed acquisitions that did not have a material impact to the consolidated statement of financial position, comprehensive income or cash flows. The provisional aggregate purchase price, aggregate net assets and aggregate goodwill amount to EUR 398 million, EUR 25 million and EUR 373 million, respectively. The purchase accounting for the acquisitions is ongoing and Nokia will conduct additional analysis that will result in adjustments in the subsequent quarters of 2017.

Deepfield Networks Inc

        On January 31, 2017 Nokia acquired 100% ownership interest in Deepfield Networks Inc., a United States-based leader in real-time analytics for IP network performance management and security. The goodwill arising from the acquisition was allocated to IP/Optical Networks.

Comptel Corporation

        On February 8, 2017 Nokia and Comptel Corporation ("Comptel") entered into a Transaction Agreement where Nokia undertook to make a voluntary public cash tender offer to purchase all of the issued and outstanding shares and option rights in Comptel that are not owned by Comptel, or any of its subsidiaries. The tender offer expired on March 29, 2017. The preliminary results of the tender offer were announced on March 30, 2017 and the final results on April 3, 2017. As part of the tender offer, Nokia acquired approximately 88.44% of all the shares and votes in Comptel (excluding the treasury shares held by Comptel) and approximately 83.34% of all the shares and votes of Comptel on a fully diluted basis. Nokia waived the Minimum Acceptance Condition of the tender offer and consolidated Comptel as of March 30, 2017.

        Including the Comptel shares acquired through market purchases, as of March 31, 2017, Nokia held approximately 90.51% of all the shares and votes in Comptel (excluding the treasury shares held by Comptel) and approximately 85.30% of all the shares and votes of Comptel on a fully diluted basis. The additional Comptel shares acquired by Nokia through market purchases were accounted as separate transactions with non-controlling interests with any gain or loss recognized within Nokia's consolidated retained earnings.

        The goodwill arising from the acquisition was allocated to Applications and Analytics.

6. PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (unaudited)

        Nokia operates a number of post-employment plans in various countries including both defined contribution and defined benefit plans. Defined benefit plans include pension plans and post-retirement welfare benefit plans, providing post-retirement healthcare benefits and life insurance coverage. Defined benefit plans expose Nokia to actuarial risks such as investment risk, interest rate risk, and life expectancy risk. The characteristics and associated risks of the defined benefit plans vary depending on legal, fiscal, and economic requirements in each country.

        95% of Nokia's defined benefit obligation and 97% of plan assets fair values were remeasured as of March 31, 2017. Nokia's pension and post-retirement obligations in the United States have been remeasured by updated valuations from an external actuary and Nokia's main pension plans outside of the U.S. (in Germany, United Kingdom, Switzerland and Belgium) have been re-measured based on a sensitivity analysis. The impact of not re-measuring other pension and post-employment obligations is considered not material.

Notes to Financial statements (Continued)

6. PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (unaudited) (Continued)

        The weighted average discount rates used to measure Nokia's pension and post-retirement obligations as of March 31, 2017 have been updated and were as follows:

Discount rates

	March 31, 2017	December 31, 2016
U.S. Pension	3.6	3.7
U.S. Post-retirement healthcare and other	3.3	3.4
U.S. Post-retirement group life	3.8	3.8
Euro—Pension(1)	1.6	1.5
U.K.—Pension	2.5	2.7

(1)
Includes pensions, retirement indemnities and end-of service gratuities.

Change in pension and post-retirement net asset/(liability) recognized:

	March 31, 2017			December 31, 2016
EUR million	Pension benefits(1)	Post-retirement benefits	Total	Pension benefits(1)	Post-retirement benefits	Total
Net liability recognized at January 1	1 284	(2 482)	(1 198)	(398)	0	(398)
Current service cost	(42)	0	(42)	(155)	0	(155)
Net interest income/(expense)	11	(22)	(11)	27	(92)	(65)
Curtailment	(22)	(1)	(23)	(2)	0	(2)

Total expense recognized in the income statement	(53)	(23)	(76)	(130)	(92)	(222)

Actuarial gains/(losses) for the period	235	13	248	679	179	858
Change in asset ceiling, excluding amounts included in net interest (expense)	(21)	0	(21)	(245)	0	(245)

Total recognized in other comprehensive income	214	13	227	434	179	613

Exchange differences	(19)	36	17	7	(89)	(82)
Contributions and benefits paid	66	(13)	53	186	10	196
Transfers	0	0	0	(199)	154	(45)
Acquisitions through business combinations	0	0	0	1 384	(2 644)	(1 260)

Net (liability)/asset recognized at the end of the period	1 492	(2 469)	(977)	1 284	(2 482)	(1 198)

of which:
—Defined benefit pension assets	3 965	0	3 965	3 802	0	3 802
—Pension, retirements indemnities and post-employment benefits liabilities	(2 473)	(2 469)	(4 942)	(2 518)	(2 482)	(5 000)

(1)
Includes pensions, retirement indemnities and end-of-service gratuities.

Notes to Financial statements (Continued)

6. PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (unaudited) (Continued)

Funded status

	March 31, 2017	December 31, 2016
Defined benefit obligation	(28 203)	(28 663)
Fair value of plan assets	27 550	27 770

Funded status	(653)	(893)
Impact of the asset ceiling	(324)	(305)

Net liability recognized at end of period	(977)	(1 198)

7. DEFERRED TAXES (unaudited)

        At March 31, 2017, Nokia had recognized deferred tax assets of EUR 5.6 billion. The recognition of deferred tax assets is based on offsetting deferred tax liabilities, earnings history and profit projections in the relevant jurisdictions. The majority of Nokia's recognized deferred tax assets relate to unused tax losses, tax credits and deductible temporary differences in Finland (EUR 2.4 billion) and the United States (EUR 2.0 billion). Based on the recent years' profitability in Finland and the United States and the latest forecasts of future financial performance, Nokia has been able to establish a pattern of sufficient tax profitability in Finland and the United States to conclude that it is probable that Nokia will be able to utilize the tax losses, tax credits and deductible temporary differences in the foreseeable future. In 2016, Finland incurred an accounting loss due to significant integration and restructuring costs following the acquisition of Alcatel-Lucent, which may delay the utilization of the tax attributes in Finland.

        In the first quarter 2017, in connection with the activities launched in the fourth quarter 2016 to integrate former Nokia and Alcatel-Lucent operating models, Nokia transferred certain intellectual property between its US and Finnish operations, recording a tax expense of EUR 245 million. These transactions reduced the deferred tax assets in the United States and increased the deferred tax assets in Finland.

        At March 31, 2017, Nokia had unrecognized deferred tax assets of approximately EUR 6 billion related to unused tax losses, tax credits and deductible temporary differences. The majority of the unrecognized deferred tax assets relate to France (approximately EUR 5 billion). These deferred tax assets have not been recognized due to uncertainty regarding their utilization. A significant portion of the French unrecognized deferred tax assets are indefinite in nature and available against future French tax liabilities, subject to a limitation of 50% of annual taxable profits.

        At March 31, 2017, Nokia had deferred tax liabilities of EUR 0.4 billion. The majority of the deferred tax liabilities relate to the fair value adjustments on the purchase accounting of Alcatel-Lucent acquisition.

Notes to Financial statements (Continued)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (unaudited)

        Financial assets and liabilities recorded at fair value are categorized based on the amount of unobservable inputs used to measure their fair value. Three hierarchical levels are based on an increasing amount of judgment associated with the inputs used to derive fair valuation for these assets and liabilities; Level 1 being market values for exchange traded products, Level 2 being primarily based on quotes from third-party pricing services and Level 3 requiring most management judgment. For more information about the valuation methods and principles, refer to note 2, "Significant accounting policies" and note 24, "Fair value of financial instruments", of our Annual Report for 2016.

	Carrying amounts
	Amortized cost	Fair value			Total	Fair value
EURm At March 31, 2017		Level 1	Level 2	Level 3
Non-current available-for-sale investments	185	15	161	670	1 031	1 031
Other non-current financial assets	153	0	112	0	265	238
Other current financial assets including derivatives	57	0	165	0	222	222
Accounts receivable	6 744	0	0	0	6 744	6 744
Investments at fair value through profit and loss, liquid assets	0	0	337	0	337	337
Available-for-sale investments, liquid assets	0	0	1 496	0	1 496	1 496
Cash and cash equivalents	6 987	0	0	0	6 987	6 987

Total financial assets	14 126	15	2 271	670	17 082	17 055

Long-term interest-bearing liabilities	4 106	0	0	0	4 106	4 281
Short-term interest bearing liabilities	306	0	0	0	306	306
Other financial liabilities including derivatives	352	0	185	14	552	552
Accounts payable	3 616	0	0	0	3 616	3 616

Total financial liabilities	8 380	0	185	14	8 580	8 755

Notes to Financial statements (Continued)

8. FAIR VALUE OF FINANCIAL INSTRUMENTS (unaudited) (Continued)

	Carrying amounts
	Amortized cost	Fair value			Total	Fair value
EURm At December 31, 2016		Level 1	Level 2	Level 3
Non-current available-for-sale investments	202	0	164	674	1 040	1 040
Other non-current financial assets	144	0	111	0	255	229
Other current financial assets including derivatives	60	0	236	0	296	296
Accounts receivable	6 972	0	0	0	6 972	6 972
Investments at fair value through profit and loss, liquid assets	0	0	327	0	327	327
Available-for-sale investments, liquid assets	0	0	1 502	0	1 502	1 502
Cash and cash equivalents	7 497	0	0	0	7 497	7 497

Total financial assets	14 875	0	2 340	674	17 889	17 863

Long-term interest-bearing liabilities	3 657	0	0	0	3 657	3 821
Short-term interest bearing liabilities	370	0	0	0	370	370
Other financial liabilities including derivatives	34	0	236	14	284	284
Accounts payable	3 781	0	0	0	3 781	3 781

Total financial liabilities	7 842	0	236	14	8 092	8 256

        Level 3 Financial assets include a large number of investments in unlisted equities and unlisted venture funds, including investments managed by Nokia Growth Partners specializing in growth-stage investing and by BlueRun Ventures focusing on early stage opportunities.

EURm	Level 3 Financial Assets and Liabilities
Balance at December 31, 2016	660

Net gains in income statement	4
Net gains recorded in other comprehensive income	6
Acquisitions through business combination	0
Purchases	19
Sales	(36)
Other movements	3

Balance at March 31, 2017	656

        The gains and losses from venture fund and similar investments categorized in level 3 are included in other operating income and expenses in cases where the investment and disposal objectives for these investments are business driven. In other cases, the gains and losses are included in financial income and expenses. A net loss of EUR 11 million (net gain of EUR 6 million in 2016) related to level 3 financial instruments held at March 31, 2017, was included in the profit and loss during 2017.

Notes to Financial statements (Continued)

9. PROVISIONS (unaudited)

EUR million	Restructuring	Divestment related	Warranty	Project losses	Litigation	Environmental liabilities	Material liability	Other	Total
At January 1, 2017	713	110	207	131	183	134	77	425	1 980

Acquisitions through business combinations	0	0	0	0	0	0	0	0	0
Translation differences	(3)	1	(1)	0	0	(2)	(1)	1	(5)
Reclassification(1)	0	(6)	0	0	3	0	25	3	25
Charged to income statement	50	2	20	(2)	(2)	10	3	23	104
Additional provisions	66	2	28	2	7	10	17	26	158
Changes in estimates	(16)	0	(8)	(4)	(9)	0	(14)	(3)	(54)

Utilized during period(2)	(113)	(2)	(24)	(6)	(14)	(4)	(12)	(20)	(195)

At March 31, 2017	647	105	202	123	170	138	92	432	1 909

(1)
The reclassification to material liability consists of EUR 25 million transferred from accrued expenses to better reflect the nature of this item.

(2)
The utilization of restructuring provision includes items transferred to accrued expenses, of which EUR 39 million remained in accrued expenses as of March 31, 2017.

        As of March 31, 2017, Nokia restructuring provision amounted to EUR 647 million including personnel and other restructuring related costs, such as real estate exit costs. The provision consists of EUR 437 million global provision related to the announcement of April 6, 2016 and EUR 210 million relating to the restructuring provisions recognized due to previously announced restructuring programs The majority of the restructuring related outflows is expected to occur over the next two years.

        The divestment-related provision relates to the sale of businesses, and includes certain liabilities where the Group is required to indemnify the buyer. Cash outflows related to the divestment-related provision are inherently uncertain. The warranty provision relates to sold products. Cash outflows related to the warranty provision are generally expected to occur within the next 18 months. The project loss provision is based on IAS 11, Construction Contracts, and relates to onerous customer contracts. Cash outflows related to the project loss provision are generally expected to occur over the next 12 months. The litigation provision includes estimated potential future settlements for litigation. Cash outflows related to the litigation provision are inherently uncertain and generally occur over several periods. The environmental provision includes estimated costs to sufficiently clean and refurbish contaminated sites, to the extent necessary, and where necessary, continuing surveillance at sites where the environmental remediation exposure is less significant. Cash outflows related to the environmental liability are inherently uncertain and generally occur over several periods. The material liability provision relates to non-cancellable purchase commitments with suppliers. Cash outflows related to the material liability provision are expected to occur over the next 12 months. Other provisions include provisions for various contractual obligations and other obligations. Cash outflows related to other provisions are generally expected to occur over the next two years.

Notes to Financial statements (Continued)

10. COMMITMENTS AND CONTINGENCIES (unaudited)

EUR million	March 31, 2017	December 31, 2016
Collateral for own commitments
Assets pledged	5	5
Contingent liabilities on behalf of Group companies(1)
Guarantees issued by financial institutions	1 970	1 805
Other guarantees	791	794
Contingent liabilities on behalf of associated companies and joint ventures
Financial guarantees	0	11
Contingent liabilities on behalf of other companies
Financial guarantees	0	0
Other guarantees	47	135
Leasing obligations	1 122	1 141
Financing commitments
Customer finance commitments	575	223
Venture fund commitments	497	525

  The amounts above represent the maximum principal amount of commitments and contingencies.

(1)
In contingent liabilities on behalf of Group companies Nokia reports guarantees that have been given to third parties in the normal course of business. These are mainly guarantees given by financial institutions to Nokia's customers for the performance of Nokia's obligations under supply agreements, including tender bonds, performance bonds, and warranty bonds issued by financial institutions on behalf of Nokia. Additionally, Nokia has issued corporate guarantees with primary obligation given directly to customers with these guarantees amounting to EUR 1 533 million (EUR 1 608 million at December 31, 2016). In Other guarantees Nokia reports guarantees related to non-commercial contracts that support Nokia's business activities. As a result of internal policies and active management of outstanding guarantee exposure, Nokia has not been subject to any material guarantee claims during recent years.

11. RELATED PARTY TRANSACTIONS (unaudited)

        Significant related party transactions with associated companies, joint ventures and other entities where Nokia has significant influence in 2017 include share of results of associated companies and joint ventures of EUR 9 million expense (EUR 2 million income in 2016), sales to associated companies, joint ventures and other entities where Nokia has significant influence of EUR 26 million (EUR 3 million in 2016) and purchases from associated companies and joint ventures of EUR 58 million (EUR 57 million in 2016).

        Transactions and balances with companies over which Nokia exercises control are eliminated on consolidation. Refer to note 2, "Significant accounting policies" and note 32, "Principal Group companies", of our Annual Report for 2016.

        Nokia has related party transactions with a pension fund, the management and the Board of Directors. There have been no significant changes to related party transactions with the pension fund.

        As of March 31, 2017, the Group Leadership Team ("GLT") was chaired by Nokia's President and CEO, Rajeev Suri, and comprised of 12 members: the President and CEO, five business group leaders

Notes to Financial statements (Continued)

11. RELATED PARTY TRANSACTIONS (unaudited) (Continued)

and six unit leaders. During the first quarter, there were no significant changes in the composition of the GLT.

12. INTEREST-BEARING LIABILITIES (unaudited)

					Carrying amount (EUR million)	Carrying amount (EUR million)
Issuer/Borrower	Instrument	Currency	Nominal (million)	Final maturity	March 31, 2017	December 31, 2016
Nokia Corporation	Revolving credit facility(1)	EUR	1579	June 2019	0	0
Nokia Corporation	6.625% senior notes	USD	500	May 2039	474	482
Alcatel-Lucent USA Inc.	6.45% senior notes	USD	959	March 2029	908	1 306
Alcatel-Lucent USA Inc.	6.5% senior notes	USD	214	January 2028	202	287
Nokia Corporation	2.0% senior notes	EUR	750	March 2024	743	0
Nokia Corporation	1.0% senior notes	EUR	500	March 2021	498	0
Alcatel-Lucent S.A.	0.125% OCEANE convertible Bond	EUR	0	January 2020	0	0
Nokia Corporation	5.375% Senior Notes	USD	1000	May 2019	944	961
Nokia Corporation	6.75% Senior Notes	EUR	231	February 2019	248	527
Alcatel-Lucent S.A.	0% OCEANE convertible Bond	EUR	0	January 2019	0	0
Nokia Corporation and various subsidiaries	Other liabilities(2)				395	464

Total					4 412	4 027

(1)
The facility has a one-year extension option remaining, no financial covenants and it remains undrawn.

(2)
This line includes liabilities related to French R&D tax credits (i.e. "Crédits d'Impôt Recherche") of EUR 134 million (EUR 132 million December 31, 2016) that have been sold to banks on a recourse basis and hence not derecognized from the consolidated statement of financial position.

In February 2017 Nokia announced that it commenced an offer to purchase the outstanding EUR 500 million 6.75% notes due February 4, 2019 issued by Nokia Corporation; and the outstanding USD 300 million 6.50% notes due January 15, 2028 and USD 1 360 million 6.45% notes due March 15, 2029 issued by Alcatel-Lucent USA Inc., up to a maximum cash consideration of USD 1 000 million. The purpose of the Tender Offer was to manage the overall indebtedness of Nokia. In March 2017 the Tender Offer expired and Nokia received tenders for EUR 268.8 million (53.76%) of the 2019 EUR Notes, USD 86.0 million (28.66%) of the 2028 USD Notes and USD 400.9 million (29.48%) of the 2029 USD Notes. In the first quarter 2017, financial income and expense includes a charge of EUR 64 million primarily related to the tenders received for the 2019 Notes, 2028 Notes and 2029 Notes. In the first quarter 2016, financial income and expense includes a charge of EUR 36 million related to the early redemption of the Alcatel-Lucent 2017 and 2020 high yield bonds.

In March 2017, Nokia issued EUR 500 million 1.00% Senior Notes due 2021 and EUR 750 million 2.00% Senior Notes due 2024 under our EUR 5 billion Euro Medium-Term Note Programme. The proceeds of the new notes are intended to fund the Tender Offer and for general corporate purposes.

All Nokia borrowings are senior unsecured and have no financial covenants.

Notes to Financial statements (Continued)

13. NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

EUR million	Q1'17	Q1'16
Adjustments for(1)
Depreciation and amortization	404	406
Share-based payment	17	15
Impairment charges	7	5
Restructuring charges	50	14
Profit on sale of property, plant and equipment and available-for-sale investments	(23)	(12)
Transfer from hedging reserve to income statement	0	12
Share of results of associated companies and joint ventures	9	(2)
Financial income and expenses	108	41
Income tax expense/(benefit)	156	(97)
Gain on the sale of businesses	(1)	(7)
Other income and expenses	14	7

Total	741	382

Change in net working capital
Decrease/(increase) in short-term receivables	237	(36)

(Increase)/decrease in inventories	(386)	287
Decrease in interest-free short-term liabilities	(395)	(1 223)

Total	(544)	(972)

(1)
Adjustments for continuing and discontinued operations.

Net cash and other liquid assets

	March 31, 2017	March 31, 2016	December 31, 2016
Investments at fair value through profit and loss, liquid assets	337	700	327
Available-for-sale investments, liquid assets	1 496	2 443	1 502
Cash and cash equivalents	6 987	9 343	7 497

Total cash and other liquid assets	8 820	12 486	9 327
Long-term interest-bearing liabilities	4 106	3 995	3 657
Short-term interest-bearing liabilities	306	245	371

Interest-bearing liabilities	4 412	4 240	4 027

Net cash and other liquid assets	4 409	8 246	5 299

14. SUBSEQUENT EVENTS (unaudited)

Changes in reporting structure

        On March 17, 2017, Nokia announced changes in its organizational structure designed to accelerate the execution of its strategy, including strengthening Nokia's ability to deliver strong financial performance, drive growth in services, meet changing customer demands in mobile networks, achieve cost savings and ongoing transformation goals, and enable strategic innovation across Nokia's Networks business, effective April 1, 2017.

Notes to Financial statements (Continued)

14. SUBSEQUENT EVENTS (unaudited) (Continued)

        These organizational changes include the separation of Nokia's Mobile Networks business group into two distinct, but closely linked, organizations: one focused on products and solutions, called Mobile Networks, and the other on services, called Global Services. The new Global Services business group is comprised of the Global Services organization that resided within the Mobile Networks business group, including company-wide managed services. In the first quarter 2017, Global Services represented approximately 70% of total services net sales within the Networks business, with the remaining amounts reported within the net sales of the other Networks business groups. Starting from the second quarter 2017, Nokia will change its reporting structure to reflect the updated organizational structure and provide additional information on Global Services.

Comptel acquisition

        The Group launched a subsequent offer period to purchase all of the issued and outstanding shares and option rights in Comptel that are not owned by Comptel or any of its subsidiaries on April 4, 2017. The subsequent offer period expired on April 19, 2017 and the final results were announced on April 24, 2017. Based on the results of the subsequent offer period together with subsequent market purchases, the Group now holds 96.95% of all the shares and votes in Comptel (excluding the treasury shares held by Comptel). The Group filed a request to the Finnish Chamber of Commerce to initiate squeeze-out proceedings on April 7, 2017. The additional Comptel shares acquired by the Group as part of the subsequent offer period will be accounted as separate transactions with non-controlling interests with any gain or loss recognized within the Group's consolidated retained earnings.

THE ISSUER

Nokia Corporation
Karaportti 3
FI-02610 NOKIA GROUP
Espoo, Finland

TRUSTEE

The Bank of New York Mellon
One Canada Square
London E14 5AL
United Kingdom

PAYING AGENT	REGISTRAR
For all purposes other than note transfer, exchange and final payment
The Bank of New York Mellon One Canada Square London E14 5AL United Kingdom	The Bank of New York Mellon 101 Barclay Street New York, New York 10286 United States of America
LEGAL ADVISORS TO THE COMPANY
As to U.S. law Shearman & Sterling (London) LLP 9 Appold Street London EC2A 2AP United Kingdom	As to Finnish law Roschier, Attorneys Ltd. Keskuskatu 7 A FI-00100 Helsinki Finland

LEGAL ADVISORS TO THE UNDERWRITERS

As to U.S. law
Latham & Watkins (London) LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom

$

Nokia Corporation

$            % Notes due 20
$            % Notes due 20

PROSPECTUS SUPPLEMENT
                , 2017

Joint Book-Runners

Barclays	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan